UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

PEAPACK-GLADSTONE FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee Computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON TUESDAY, APRIL 25, 2017

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Peapack-Gladstone Financial Corporation (the “Company”) will be held on the first floor of our headquarters building at 500 Hills Drive, Bedminster, New Jersey, on Tuesday, April 25, 2017, at 2:00 p.m. local time for the purpose of considering and voting upon the following matters:

1.	Election of the eleven directors named herein to serve until the expiration of their terms and thereafter until their successors shall have been duly elected and qualified.

2.	Advisory vote to approve, on a non-binding basis, the compensation of the Company’s named executive officers as determined by the Compensation Committee.

3.	Advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers.

4.	The ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

5.	Such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 6, 2017, are entitled to receive notice of, and to vote at, the meeting.

You are urged to read carefully the attached proxy statement relating to the meeting.

Shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we urge you to exercise your right to vote as promptly as possible.

By Order of the Board of Directors

FINN M. W. CASPERSEN, JR.,

CORPORATE SECRETARY

Bedminster, New Jersey

March 16, 2017

YOUR VOTE IS IMPORTANT.

PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED

OR VOTE BY TELEPHONE OR INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE SHAREHOLDER MEETING TO BE HELD ON APRIL 25, 2017

This Proxy Statement and our Annual Report on Form 10-K are available at

http://www.edocumentview.com/PGC

PEAPACK-GLADSTONE FINANCIAL CORPORATION

500 HILLS DRIVE

BEDMINSTER, NEW JERSEY 07921

PROXY STATEMENT

DATED MARCH 16, 2017

GENERAL PROXY STATEMENT INFORMATION

This proxy statement is furnished to the shareholders of Peapack-Gladstone Financial Corporation (“Peapack-Gladstone” or the “Company”) in connection with the solicitation by the Board of Directors of Peapack-Gladstone of proxies for use at the Annual Meeting of Shareholders to be held on the first floor of our headquarters building at 500 Hills Drive, Bedminster, New Jersey, on Tuesday, April 25, 2017 at 2:00 p.m. local time. This proxy statement is first being made available to shareholders on approximately March 16, 2017.

VOTING INFORMATION

Outstanding Securities and Voting Rights

The record date for determining shareholders entitled to notice of, and to vote at, the meeting is March 6, 2017. Only shareholders of record as of the record date will be entitled to notice of, and to vote at, the meeting.

On the record date 17,548,472 shares of Peapack-Gladstone's common stock, no par value, were outstanding and eligible to be voted at the meeting. Each share of Peapack-Gladstone's common stock is entitled to one vote.

Delivery of Proxy Materials

The 2017 notice of annual meeting of shareholders, this proxy statement, the Company’s 2016 annual report to shareholders and the proxy card or voting instruction form are referred to as our “proxy materials.” Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing our proxy materials to certain shareholders over the Internet. Most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials (an “E-Proxy Notice”), which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website on which our proxy statement and annual report are available for review, downloading and printing, and instructions on how to submit proxy votes. The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive either a paper copy or an electronic copy of the proxy materials for future meetings.

Shareholders that have previously elected to receive proxy materials via electronic delivery will receive an e-mail with the proxy statement, annual report and instructions on how to vote. Shareholders who previously elected to receive paper copies of the proxy materials will receive the proxy statement, annual report and instructions on how to vote by mail.

Householding

When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of our common stock in “street name” for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.

We will deliver promptly upon written demand or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder or record at a shared address to which a single copy of those documents was delivered. To receive additional copies, you may write or call to Finn M.W. Caspersen, Jr., Corporate Secretary of Peapack-Gladstone, at 500 Hills Drive, Suite 300, PO Box 700, Bedminster, New Jersey 07921 or (908) 719-6559. If your shares are held in “street name”, you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or proxy materials.

If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Finn M.W. Caspersen, Jr.,

Corporate Secretary at the address or telephone number above. If your shares are held in “street name”, you should contact the broker or other intermediary who holds the shares on your behalf.

Required Vote

At the meeting, inspectors of election will tabulate both ballots cast by shareholders present and voting in person, and votes cast by proxy. Under applicable New Jersey law and Peapack-Gladstone's certificate of incorporation and by-laws, the presence, in person or by proxy, of the holders of a majority of the shares entitled to vote is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes are counted for the purpose of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial holder does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner.

The election of directors requires the affirmative vote of a plurality of Peapack-Gladstone's common stock voted at the meeting, whether voted in person or by proxy. Abstentions and broker non-votes will have no impact on the election of directors.

The approval, on a non-binding basis, of the compensation of the Company’s named executive officers as determined by the Compensation Committee requires the affirmative vote of a majority of the votes cast at the meeting, whether voted in person or by proxy. Abstentions and broker non-votes will have no impact on the approval of this advisory proposal.

For the proposal regarding the frequency of the advisory vote on executive compensation, the choice of every year, every two years or every three years receiving the highest number of votes cast by shareholders will be considered by the Board as the expressed preference of shareholders. Abstentions and broker non-votes will have no effect on the outcome of the vote.

The ratification of the appointment of Crowe Horwath LLP requires the affirmative vote of a majority of the votes cast at the meeting, whether voted in person or by proxy. Abstentions and broker non-votes will have no impact on the ratification of Crowe Horwath LLP’s appointment.

All shares represented by valid proxies received pursuant to this solicitation will be voted as follows, unless the shareholder specifies a different choice by means of the proxy or revokes the proxy prior to the time it is exercised, as described below:

•	Proposal 1 – FOR the election of the 11 nominees for director who are named in this proxy statement
•	Proposal 2 – FOR the approval, on a non-binding basis, of the compensation of the Company’s named executive officers as determined by the Compensation Committee
•	Proposal 3 – that future advisory votes on executive compensation be held EVERY YEAR
•	Proposal 4 – FOR the ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017

Should any other matter properly come before the meeting, the persons named as proxies will vote upon such matters according to their discretion.

We are offering you three alternative ways to vote your shares:

Internet. If you wish to vote using the Internet, you can access the webpage at www.envisionreports.com/PGC and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone. Have your proxy card available when you access the webpage.

Telephone. If you wish to vote by telephone, call toll free 1-800-652-VOTE(8683) and follow the instructions. Have your proxy card available when you call.

Mail. If you wish to vote by mail, please sign your name exactly as it appears on your proxy card, date and mail your proxy card in the envelope provided as soon as possible.

In Person. The method by which you vote will not limit your right to vote in person at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change or vote in person at the meeting, you will need to revoke the proxy that you have submitted, as described below.

Revocability of Proxy

Any shareholder giving a proxy has the right to attend and to vote at the meeting in person. A proxy may be revoked prior to the meeting by filing a later-dated proxy or a written revocation if it is sent to the Corporate Secretary of Peapack-Gladstone, Finn M. W. Caspersen, Jr., at 500 Hills Drive, Suite 300, PO Box 700, Bedminster, New Jersey, 07921, and is received by Peapack-Gladstone in advance of the meeting. A proxy may be revoked at the meeting by filing a later-dated proxy or a written revocation with the Secretary of the meeting prior to the voting of such proxy or by voting in person at the meeting.

Solicitation of Proxies

This proxy solicitation is being made by the Board of Peapack-Gladstone and the costs of the solicitation will be borne by Peapack-Gladstone. In addition to the use of the mails, proxies may be solicited personally or by telephone, e-mail or facsimile transmission by directors, officers and employees of Peapack-Gladstone and its subsidiaries or Laurel Hill Advisory Group LLC. Directors, officers and employees will not be specially compensated for such solicitation activities. The amount Peapack-Gladstone will pay Laurel Hill Advisory Group LLC for its proxy solicitation services is $6,000 plus certain out of pocket costs. Peapack-Gladstone will also make arrangements with brokers, dealers, nominees, custodians and fiduciaries to forward proxy soliciting materials to the beneficial owners of shares held of record by such persons, and Peapack-Gladstone will reimburse them for their reasonable expenses incurred in forwarding the materials.

Annual Meeting Attendance

Only shareholders or their proxy holders and Peapack-Gladstone guests may attend the annual meeting. Please bring your E-Proxy Notice to be admitted to the meeting.

If your shares are held in “street name”, you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date for voting and a valid form of photo identification to be allowed access. If you wish to vote at the meeting, you much bring a proxy executed in your favor from the holder of record.

PROPOSAL 1

ELECTION OF DIRECTORS

DIRECTOR INFORMATION

Peapack-Gladstone's by-laws authorize a minimum of five and a maximum of 25 directors; currently, the Board has 11 members. Directors are elected annually by the shareholders for one-year terms. Peapack-Gladstone's Nominating Committee has recommended to the Board the 11 current directors for reelection for one-year terms expiring at Peapack-Gladstone’s 2017 Annual Meeting of Shareholders or until their successors shall have been duly elected and qualified. If, for any reason, any of the nominees become unavailable for election, the proxy solicited by the Board will be voted for a substitute nominee selected by the Board. The Board has no reason to believe that any of the named nominees is unavailable for election or will not serve if elected.

Unless a shareholder indicates otherwise on the proxy, the proxy will be voted for the persons named in the table below to serve until the expiration of their terms, and thereafter until their successors have been duly elected and qualified.

The following table sets forth the names and ages of the Board's nominees for election, the nominees' positions with Peapack-Gladstone (if any), the principal occupation or employment of each nominee for the past five years and the period during which each nominee has served as a director of Peapack-Gladstone. The nominee's prior service as a director includes prior service as a director of Peapack-Gladstone Bank (the “Bank”) prior to the formation of the holding company. In addition, described below is each director nominee’s particular experience, qualifications, attributes or skills that have led the Board to conclude that the person should serve as a director.

NOMINEES FOR ELECTION AS DIRECTORS
Name and Position		Director	Principal Occupation or Employment for the Past Five Years;
With Peapack-Gladstone	Age	Since	Other Company Directorships
Finn M. W. Caspersen, Jr. Senior Executive Vice President, Chief Strategy Officer (Effective March 2017: Chief Operating Officer previous) and General Counsel	47	2012	Senior Executive Vice President, Chief Strategy Officer and General Counsel of Peapack-Gladstone and the Bank. Mr. Caspersen began his career with Peapack-Gladstone as Chief Risk Officer in 2004 and was promoted to General Counsel in 2006. He was elected to the Board of Directors in April 2012. Mr. Caspersen was named Senior Executive Vice President, Chief Operating Officer and General Counsel in 2013, and was named Senior Executive Vice President, Chief Strategy Officer and General Counsel in March 2017. He is qualified to serve on the Board of Directors because of his business skills, his judgment, and his proven leadership.
Dr. Susan A. Cole	74	2014	President of Montclair State University. Dr. Cole, named to the Board in February 2014, is qualified to serve on the Board of Directors because of her 19 years as President of Montclair State University, the second largest university in New Jersey, with approximately 20,000 students, which is invaluable experience in the oversight of Bank operations.
Anthony J. Consi, II	71	2000	Retired; previously Senior Vice President of Finance and Operations, Weichert Realtors. Mr. Consi is qualified to serve on the Board of Directors because of his 15 years of public accounting experience at Coopers & Lybrand and his 22 years of finance and operations leadership at Weichert Realtors, both of which are invaluable to his role as Audit Committee Chairman.
Richard Daingerfield	63	2014	Retired; previously Executive Vice President and General Counsel of Citizens Financial Group, Inc., Boston, Massachusetts from 2010 to 2014. Mr. Daingerfield is qualified to serve on the Board of Directors because of his expertise in corporate governance, executive management, risk management, corporate banking and commercial banking. His broad legal experience in all aspects of commercial and retail banking, including international and domestic private banking, are invaluable to his role as Risk Committee Chairman.
Edward A. Gramigna, Jr.	56	2012	Partner of Drinker Biddle & Reath LLP. Mr. Gramigna is qualified to serve on the Board of Directors because of his 28 years of experience in trust, estate planning and estate administration, which is invaluable in the oversight of our wealth management division.
Douglas L. Kennedy Chief Executive Officer	60	2012	President & CEO of Peapack-Gladstone and the Bank since 2012. Prior to joining the Company, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of America/Fleet Bank. Mr. Kennedy, who began his career in commercial banking in 1978, is qualified to serve on the Board of Directors because of his 39 years of commercial banking experience, demonstrated business leadership, judgment and vision.
John D. Kissel	64	1987	Retired: previously Real Estate Broker, Turpin Real Estate, Inc. Mr. Kissel is qualified to serve on the Board of Directors because of his 27 years of experience in the residential real estate market, which is invaluable to the Board’s oversight of the Company’s real estate loan portfolio.
James R. Lamb	74	1993	Principal of James R. Lamb, P.C., Attorney at Law. Mr. Lamb is qualified to serve on the Board of Directors because of his 50 years of legal experience, which is invaluable to the Board’s corporate governance program and the Board’s oversight of the Bank’s legal and regulatory affairs.
F. Duffield Meyercord Chairman	70	1991	Chairman of the Board of Peapack-Gladstone and the Bank; Partner of Carl Marks Advisory Group, LLC; President, Meyercord Advisors, Inc.; Director of Wayside Technology Group, Inc. (formerly Programmer’s Paradise, Inc.). Mr. Meyercord is qualified to serve on the Board of Directors because of his 42 years of experience in directing strategic projects and providing operational advisory services to numerous businesses, which is invaluable to the Board’s oversight of corporate strategy.

Philip W. Smith, III	61	1995

President, Phillary Management, Inc., a real estate management company. Mr. Smith is qualified to serve on the Board of Directors because of his 30 years of experience in commercial real estate agency and management, which is invaluable to the Board’s oversight of the Company’s real estate loan portfolio.

Beth Welsh	58	2012	General Manager of Bassett Associates, a real estate management company in Summit, New Jersey. Ms. Welsh is qualified to serve on the Board of Directors because of her 22 years of experience in the commercial real estate market as well as her past banking experience, which is invaluable to the Board’s oversight of the Company’s real estate lending and small business banking.

Other than Mr. Meyercord, none of our directors hold, or have held in the past five years, any directorships at a public company or registered investment company.

The members of our Board of Directors are persons who as a group we believe have demonstrated appropriate leadership skills, experience and judgment in areas that are relevant to our business. We believe that their collective ability to challenge and stimulate management and their dedication to the affairs of the Company serve the interests of the Company and its shareholders. In accordance with its charter, the Nominating Committee has established director qualifications and standards, and identifies and evaluates each candidate on a case-by-case basis including an assessment of the requisite skills and characteristics of new board members as well as the composition of the Board as a whole. This assessment includes consideration of the independence, diversity, skills, experience and other elements relevant to the success of our Company in today’s business environment. In selecting director nominees for our Board, we consider the collective experience, attributes and skills of the entire Board, as well as the ability of the individuals to work together with other members of the Board.

RECOMMENDATION ON PROPOSAL 1

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE ‘FOR’ THE NOMINATED SLATE OF DIRECTORS INCLUDED IN PROPOSAL 1.

CORPORATE GOVERNANCE

General

The business and affairs of Peapack-Gladstone are managed under the direction of the Board of Directors. Members of the Board are kept informed of Peapack-Gladstone's business through discussions with our President and CEO and Peapack-Gladstone’s other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also served as directors of Peapack-Gladstone's subsidiary bank, Peapack-Gladstone Bank, during 2016. The Board of Directors of Peapack-Gladstone and Peapack-Gladstone Bank held 7 meetings during 2016. During 2016, each director of Peapack-Gladstone attended no fewer than 96% of the total number of meetings of Peapack-Gladstone’s Board and meetings of committees on which such director served. It is Peapack-Gladstone’s policy to encourage director attendance at the Annual Meeting absent a compelling reason such as illness. Last year, all but two directors attended the Annual Meeting.

The Board has adopted Corporate Governance Principles, which the Board and senior management believe promote this purpose. We periodically review these governance principles, the rules and listing standards of the NASDAQ Stock Market (“NASDAQ”) and SEC regulations.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors is comprised of 11 directors, a majority of which are independent directors. F. Duffield Meyercord serves as our Chairman and Douglas L. Kennedy our Chief Executive Office and is also a member of our Board of Directors. The board has three primary committees composed solely of independent directors – Audit, Compensation, and Nominating – under applicable NASDAQ rules, and each of the three committees has a separate independent chair. In addition to these three committees, the Company also has a Risk Committee, which, along with our Board of Directors, is responsible for overseeing the Company’s risk management. Our full Board receives and reviews a company-wide risk assessment annually. While the Risk Committee and the full Board oversee the Company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is an appropriate approach for addressing the risks facing our Company at this time. Our independent directors conduct separate executive sessions to discuss Company affairs on a semi-annual basis. The Chairman of the Board, who is independent, presides over these sessions. In the event that in the future our Board Chairman is not independent, our By-Laws provide for the appointment of an independent lead director.

We believe that having a separate chairman and CEO, independent chairs and membership for each of our Audit, Compensation and Nominating Committees and holding executive sessions of independent directors provides the right form of leadership for our Company. Separating the chairman and CEO positions allowed us to expand our management structure to position the Company for future growth, while our experienced independent director majority provides oversight of Company operations and provides different perspectives based on the directors’ experience, oversight and expertise from outside our Company.

Director Independence

The Board has determined that a majority of the directors and all current members of the Nominating, Compensation, and Audit Committees are “independent” in accordance with NASDAQ rules and Peapack-Gladstone’s internal independence standards provided in our Corporate Governance Principles. The Board has determined that the members of the Audit Committee are also “independent” for purposes of the heightened standards of independence under NASDAQ rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and members of the Compensation Committee are also “independent” for purposes of the heightened standard of independence under the NASDAQ rules. The Board based these determinations on a review by the Nominating Committee and on a review by management of the responses of the directors and executive officers to questions regarding employment and transaction history, affiliations and family and other relationships. The independent directors are Dr. Susan A. Cole, Anthony J. Consi, II, Richard Daingerfield, Edward A. Gramigna, Jr., James R. Lamb, F. Duffield Meyercord, Philip W. Smith, III and Beth Welsh. Finn M. W. Caspersen, Jr. and Douglas L. Kennedy are not independent because they are each employees of Peapack-Gladstone, and Mr. Kissel is not independent because his brother, Frank Kissel, was employed by the Company as an executive officer within the past four years.

To assist it in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with Peapack-Gladstone fall within these categories is independent absent any other relationship which would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director:

•	A loan made by the Bank to a director, his or her immediate family member or an entity affiliated with a director or his or her immediate family member, or a loan personally guaranteed by such persons, if such loan (i) complies with state and federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit committee or by any bank regulatory agency which supervised the Bank as substandard, doubtful or loss.
•	A deposit, trust, insurance brokerage, securities brokerage or similar customer relationship between Peapack-Gladstone or its subsidiaries and a director, his or her immediate family member or an affiliate of his or her immediate family member if such relationship is on customary and usual market terms and conditions.
•	The employment by Peapack-Gladstone or its subsidiaries of any immediate family member of the director if the employee serves below the level of a senior vice president.
•	Annual contributions by Peapack-Gladstone or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $20,000 in any calendar year and the contribution is made in the name of Peapack-Gladstone.
•	Purchases of goods or services by Peapack-Gladstone or any of its subsidiaries from a business in which a director or his or her immediate family member is a partner, shareholder or officer, if the director or his or her immediate family member owns five percent or less of the equity interests of that business and does not serve as an executive officer of the business.
•	Purchases of goods or services by Peapack-Gladstone, or any of its subsidiaries, from a director or a business in which the director or his or her immediate family member is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her immediate family member or such business in the last calendar year does not exceed the greater of $60,000 or two percent of the gross revenues of the business.
•	Fixed retirement benefits paid or payable to a director either currently or on retirement.

The following categories or types of transactions, relationships or arrangements were considered by the Board in determining that each listed director is independent in accordance with the NASDAQ rules and Peapack-Gladstone’s Corporate Governance Principles.

Independent Director	Category or Type
Dr. Cole	Trust
Mr. Consi	Loans, Deposits, Trust
Mr. Daingerfield	Loans, Deposits, Trust
Mr. Gramigna	Deposits
Mr. Lamb	Loans, Deposits, Trust
Mr. Meyercord	Loans, Deposits, Trust
Mr. Smith	Deposits, Trust, Employment of Immediate Family Member*
Ms. Welsh	Loans, Deposits

* Mr. Smith’s sister in-law Anne Smith was a Vice President as of December 31, 2016 and was promoted to Senior Vice President in 2017.

Anne Smith is not an executive officer of the Company and therefore not required to report ownership of shares or changes in ownership under Section 16(a) of the Exchange Act.

Executive Sessions of Independent Directors

Our Corporate Governance Principles require that executive sessions including only independent directors be held at least semi-annually. The Chairman of the Board, who is independent, presides over these independent director sessions.

Shareholder Communication with Directors

The Board of Directors has established the following procedures for shareholder communications with the Board of Directors:

•	Shareholders wishing to communicate with the Board of Directors should send any communication to the Board of Directors, Peapack-Gladstone Financial Corporation, c/o Corporate Secretary of Peapack-Gladstone, Finn M. W. Caspersen, Jr. at 500 Hills Drive, Suite 300, PO Box 700, Bedminster, New Jersey, 07921. Any such communication should state the number of shares owned by the shareholder.
•	The Corporate Secretary will forward such communication to the Board of Directors or as appropriate to the particular Committee Chairman, unless the communication is a personal or similar grievance, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.
•	The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by any Board member, and shall regularly review all such communications with the Board or the appropriate Committee Chairman.

The Board of Directors has also established the following procedures for shareholder communications with the Chairman, who presides over the independent director sessions:

•	Shareholders wishing to communicate with the Chairman should send any communication to the Presiding Director of Independent Director Sessions, Peapack-Gladstone Financial Corporation, c/o Corporate Secretary of Peapack-Gladstone, Finn M. W. Caspersen, Jr, at 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. Any such communication should state the number of shares owned by the shareholder.
•	The Corporate Secretary will forward such communication to the Chairman, unless the communication is a personal or similar grievance, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the non-management directors, in which case the Corporate Secretary has the authority to disregard the communication. All such communications will be kept confidential to the extent possible.
•	The Corporate Secretary will maintain a log of, and copies of, all communications, for inspection and review by the Chairman, and shall regularly review all such communications with the Chairman at the next meeting.

Committees of the Board of Directors

In 2016, the Board of Directors maintained an Audit Committee, a Compensation Committee, a Nominating Committee, a Risk Committee, and a Executive Committee. The Audit Committee, Compensation Committee and Nominating Committee are each solely comprised of independent directors; a description of each of these three committees follows.

Audit Committee

Peapack-Gladstone’s Audit Committee currently consists of Messrs. Consi (Chair), Daingerfield, Gramigna and Lamb and Ms. Welsh. The Audit Committee met eight times during 2016.

The Board of Directors has determined that at least one member of the Audit Committee, Mr. Consi, meets the NASDAQ standard of being financially sophisticated. The Board of Directors has also determined that Mr. Consi meets the SEC criteria of an “audit committee financial expert.”

The Audit Committee operates pursuant to a charter. The charter can be viewed at the Investor Relations link on our website www.pgbank.com. The charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors, including pre-approval of all audit and non-audit services to be performed by our independent auditors. Other responsibilities of the Audit Committee pursuant to the charter include: reviewing the scope and results of the audit with our independent auditors; reviewing with management and our independent auditors Peapack-Gladstone’s interim and year-end operating results including earnings releases; considering the appropriateness of the internal accounting and auditing procedures of Peapack-Gladstone; considering our outside auditors’ independence; reviewing examination reports by bank regulatory agencies; reviewing audit reports prepared by the Internal Audit Department of Peapack-Gladstone; reviewing audit reports prepared by any outside firm which may conduct some internal audit functions for Peapack-Gladstone; and reviewing the response of management to those reports. The Audit Committee reports to the full Board pertinent matters coming before it.

Compensation Committee

Peapack-Gladstone’s Compensation Committee currently consists of Messrs. Meyercord (Chair), Consi and Smith. During 2016, the Compensation Committee met four times.

The Compensation Committee operates under a written charter setting out the functions and responsibilities of this committee. The charter can be viewed at the Investor Relations link on our website www.pgbank.com. The Compensation Committee recommends to the independent members of the Board the CEO’s compensation, sets specific compensation for executive officers (other than the CEO) and ratifies general compensation levels for all other officers and employees. It also administers our long-term stock incentive plans and makes awards under those plans. The Board has approved its charter, which delegates to the Compensation Committee the responsibility to recommend Board compensation. Included in this process is a thorough analysis and consideration of overall Company performance, individual job performance, the overall need of the Company to attract, retain and incent executive talent, and the total cost of the compensation programs.

The Compensation Committee has the authority to hire, fire, and seek the services of compensation consulting and advisory firms as it deems appropriate to its role. In 2016, the Compensation Committee engaged the services of McLagan, an Aon Hewitt Company (“McLagan”), an independent compensation consulting firm specializing in executive compensation. Services were related to providing an updated competitive market analysis. McLagan reports directly to the Compensation Committee and carries out its responsibilities to the Compensation Committee in coordination with the Human Resources Department as requested by the Compensation Committee. As a matter of policy the Compensation Committee does not prohibit its advisors from providing services to management, but any such engagement must be requested or approved by the Compensation Committee.

Nominating Committee

Peapack-Gladstone’s Nominating Committee currently consists of Messrs. Gramigna (Chair), Smith, Meyercord and Ms. Cole. The Nominating Committee met twice during 2016.

The Nominating Committee operates under a written charter setting out the functions and responsibilities of this committee. The charter can be viewed at the Investor Relations link on our website www.pgbank.com. The Nominating Committee reviews qualifications of and recommends to the Board candidates for election as director of Peapack-Gladstone and the Bank, considers the composition of the Board, recommends committee assignments, and discusses management succession for the Chairman and the CEO positions. The Nominating Committee is also charged with reviewing the Board’s adherence to the Corporate Governance Principles and the Code of Business Conduct and Ethics. The Nominating Committee reviews recommendations from shareholders regarding corporate governance and director candidates. The procedure for submitting recommendations of director candidates is set forth below under the caption “Nomination of Directors.”

Nomination of Directors

Nominations for director may be made only by the Board of Directors or a committee of the Board or by a shareholder of record entitled to vote. The Board of Directors has established minimum criteria for members of the Board.

These include:

•	Directors shall maintain stock ownership in compliance with the Company’s stock ownership guidelines.
•	Directors shall be experienced in business, shall be financially literate and shall be respected members of their communities.
•	Directors shall be of high ethical and moral standards and have sound personal finances.
•	A Director may not serve on the board of directors of any other bank that serves the same market area as Peapack-Gladstone.

The Nominating Committee has not adopted a formal diversity policy with regard to the selection of director nominees. The Nominating Committee considers diversity of experience, both of the individual under consideration and of the Board as a whole, as a factor in identifying nominees for director. In accordance with the Company’s Corporate Governance Principles, in assessing candidates for nomination, the Nominating Committee considers, among other factors, the candidate’s independence, diversity, skills and experience in the context of the needs of the Board.

The Nominating Committee has adopted a policy regarding consideration of director candidates recommended by shareholders. The Nominating Committee will consider recommendation of director candidates made by shareholders. Shareholders wishing to submit a director candidate for consideration by the Committee must submit such director candidate recommendations to the Committee, c/o the Corporate Secretary, 500 Hills Drive, Bedminster, NJ 07921, in writing, not less than 120 nor more than 150 days prior to the first anniversary date of the prior year’s annual meeting. In order to ensure that a shareholder wishing to propose a candidate for consideration by the Committee has a significant stake in the Company, to qualify for consideration by the Committee, the shareholder submitting the candidate must demonstrate that he or she has been the beneficial owner of at least 1% of the Company’s outstanding shares for a minimum of one year prior to the submission of the request. In addition, the Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For our annual meeting in the year 2018, we must receive this notice on or after November 27, 2017, and on or before December 27, 2017. Shareholders who wish to nominate a director must follow the requirements in our By-laws. For information regarding shareholder nominations of director candidates, see “Shareholder Proposals” below.

The following factors, at a minimum, are considered by the Nominating Committee as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;
•	if the Committee deems it applicable, whether the candidate would be able to read and understand fundamental financial statements and considered to be financially sophisticated as described in the NASDAQ rules, or considered to be an audit committee financial expert as defined pursuant to the Sarbanes-Oxley Act of 2002;

•	if the Committee deems it applicable, whether the candidate would be considered independent under the NASDAQ rules and the Board’s additional independence guidelines set forth in Peapack-Gladstone’s Corporate Governance Principles;
•	demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;
•	willingness to apply sound and independent business judgment;
•	ability to work productively with the other members of the Board;
•	availability for the substantial duties and responsibilities of a Peapack-Gladstone director; and
•	meets the additional criteria set forth in the Peapack-Gladstone’s Corporate Governance Principles.

You can obtain a copy of the full text of our policy regarding shareholder recommendations for director candidates by writing to Finn M. W. Caspersen, Jr., Corporate Secretary, Peapack-Gladstone Financial Corporation, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey 07921.

Code of Business Conduct and Conflict of Interest Policy and Corporate Governance Principles

Peapack-Gladstone has adopted a Code of Business Conduct and Conflict of Interest Policy, which applies to Peapack-Gladstone’s chairman, chief executive officer, principal financial officer, principal accounting officer and to all other Peapack-Gladstone directors, officers and employees. The Code of Business Conduct and Conflict of Interest Policy is available in the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com. The Code of Business Conduct and Conflict of Interest Policy is also available in print to any shareholder who requests it from Finn M. W. Caspersen, Jr. Corporate Secretary, Peapack-Gladstone Financial Corporation, 500 Hills Drive, Suite 300, P.O. Box 700, Bedminster, New Jersey, 07921. Peapack-Gladstone will disclose any substantive amendments to or waiver from provisions of the Code of Business Conduct and Conflict of Interest Policy on our website as may be required and within the time period specified under applicable SEC and NASDAQ rules.

As noted above, we have also adopted Corporate Governance Principles, which are intended to provide guidelines for the governance of Peapack-Gladstone by the Board and its committees. The Corporate Governance Principles are available at the Investor Relations section of Peapack-Gladstone’s website located at www.pgbank.com.

DIRECTOR COMPENSATION

The following table summarizes the compensation of the non-employee directors of Peapack-Gladstone in 2016.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (3) (4)	Total
Susan A. Cole	$39,400	$7,819	$—	$47,219
Anthony J. Consi, II	83,200	27,221	19,859	130,280
Richard Daingerfield	70,600	19,284	27,302	117,186
Edward A. Gramigna, Jr.	63,500	16,078	6,293	85,871
John D. Kissel	36,700	7,361	10,575	54,636
James R. Lamb, Esq.	49,600	9,922	18,230	77,752
F. Duffield Meyercord	111,300	52,491	22,369	186,160
Philip W. Smith, III	42,300	8,090	9,052	59,442
Beth Welsh	48,400	9,464	6,467	64,331

(1)	In 2016, Peapack-Gladstone paid its directors a $10,000 annual retainer for service on the Board, $1,200 for each regular Board or Executive Committee meeting they attend and $900 each for all other committee meetings they attend. The Chairman received an additional $50,000 annual retainer. The Audit Committee Chair received an additional $25,000 annual retainer, while the Compensation Committee and Risk Committee Chairs each received an additional $15,000 annual retainer. The Nominating Committee Chairman received an additional $7,000 annual retainer. Directors do not receive compensation for attending individual meetings of the Board or committees. Douglas L. Kennedy and Finn M.W. Caspersen, Jr., as full-time employees, were not compensated for services rendered as directors.
(2)	Each director also received an annual equity award for service on the Board in the form of restricted stock. The following table represents the number of restricted shares awarded to each director during 2016, the grant date fair market value of these awards computed in accordance with ASC 718 and the aggregate number of options or restricted stock outstanding at December 31, 2016, for each of the following directors:

Name	Number of Shares of Restricted Stock Awarded in 2016	Grant Date Fair Market Value of Stock Awarded (a)	Aggregate Number of Options Outstanding at 12/31/2016	Aggregate Number of Restricted Stock Awards Outstanding at 12/31/2016
Susan A. Cole	461	$7,819	—	658
Anthony J. Consi, II	1,605	27,221	14,810	2,997
Richard Daingerfield	1,137	19,284	—	1,235
Edward A. Gramigna, Jr.	948	16,078	2,500	1,767
John D. Kissel	434	7,361	14,810	871
James R. Lamb, Esq.	585	9,922	14,810	1,072
F. Duffield Meyercord	3,095	52,491	14,810	5,933
Philip W. Smith, III	477	8,090	14,810	1,144
Beth Welsh	558	9,464	2,500	1,080

(a)	Represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718, see Note 12 – Stock-Based Compensation of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2016 for additional information on the valuation methodology. The 1998 and 2002 Stock Option Plans for Outside Directors provides for the award of non-qualified stock options to non-employee directors. The 2006 and 2012 Long-Term Stock Incentive Plan provides for the award of non-qualified stock options, stock appreciation rights or restricted stock to non-employee directors. The plans provide that grants are made based upon recommendations from the Compensation Committee to the Board.
Under each of the plans, the exercise price for the option shares may not be less than the fair market value of the common stock on the date of grant of the option. The options granted under these plans are, in general, exercisable not earlier than one year after the date of grant, at a price equal to the fair market value of the common stock on the date of grant, and expire not more than ten years after the date of grant. Shares awarded vest in three equal annual installments commencing with the first anniversary of the grant date.

(3)	Peapack-Gladstone has a retirement plan for eligible non-employee directors of Peapack-Gladstone and/or its subsidiaries. The amended plan provides five years of annual benefits to directors with ten or more years of service, which commence after a director has retired from the Board. The annual benefit is equal to $40,000, with an additional $10,000 paid to the chairs of each of the Audit and Compensation Committees and an additional $10,000 paid to the Chairman. No director was credited with more than ten years of service when the plan became effective, regardless of how long the person had served as director as of the effective date. If a director with ten years of service ceases to be a director as a result of death or disability, or a director with five years of service ceases to be a director following a change in control, the director will be credited with a total of 15 years of service for plan purposes. In the event that the director dies prior to receipt of all benefits, the payments continue to the director's beneficiary or estate.
(4)	The amount in this column represents the change in pension value. There were no above-market, nonqualified deferred compensation earnings.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Certain Beneficial Owners

The following table sets forth as of February 28, 2017 certain information as to beneficial ownership of each person known to Peapack-Gladstone to own beneficially more than 5 percent of the outstanding common stock of Peapack-Gladstone.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Entities affiliated with The Banc Funds Company LLC (1) 20 North Wacker Drive Chicago, IL 60606	1,456,387	8.30%

Basswood Capital Management, L.L.C. (2) 645 Madison Avenue, 10th Floor New York, NY 10022	1,117,997	6.37%

BlackRock Inc. (3) 55 East 52d Street New York, NY 10055	988,918	5.64%

James M. Weichert (4) 1625 State Highway 10 Morris Plains, NJ 07950	1,070,480	6.10%

(1)	Based on a Schedule 13G/A filed with the SEC on February 15, 2017 by The Banc Funds Company, LLC. The filing discloses that as of December 31, 2016, The Banc Funds Company, LLC has sole voting and sole dispositive power with respect to 1,456,387 shares of our common stock.
(2)	Based on a Schedule 13G/A filed with the SEC on February 8, 2017 by Basswood Capital Management, L.L.C. The filing discloses that as of December 31, 2016, Basswood Capital Management, L.L.C. has shared voting and shared dispositive power with respect to 1,117,997 shares of our common stock.
(3)	Based on a Schedule 13G/A filed with the SEC on January 25, 2017 by BlackRock Inc. The filing discloses that as of December 31, 2016, BlackRock Inc. has sole voting power with respect to 970,615 shares of our common stock and sole dispositive power with respect to 988,918 shares of our common stock.

(4)	Based on a Schedule 13D/A filed with the SEC on April 30, 2014 by James M. Weichert. The filing discloses that as of March 12, 2014, James M. Weichert has sole voting and sole dispositive power with respect to 1,070,480 shares of our common stock.

Stock Ownership of Directors and Executive Officers

The following table sets forth as of March 3, 2017 the number of shares of Peapack-Gladstone's common stock, beneficially owned by each of the directors/nominees and the executive officers of Peapack-Gladstone for whom individual information is required to be set forth in this proxy statement (the “named executive officers”) pursuant to the regulations of the SEC, and by all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
John P. Babcock	95,787	(3)	0.55
Jeffrey J. Carfora	104,108	(4)	0.59
Finn M. W. Caspersen, Jr.	93,529	(5)	0.53
Dr. Susan A. Cole	1,296	(6)	*
Anthony J. Consi, II	97,988	(7)	0.56
Richard Daingerfield	5,092	(8)	*
Edward A. Gramigna, Jr.	7,938	(9)	*
Douglas L. Kennedy	180,962	(10)	1.03
John D. Kissel	61,405	(11)	*
James R. Lamb	37,009	(12)	*
F. Duffield Meyercord	78,682	(13)	*
Philip W. Smith, III	64,360	(14)	*
Eric H. Waser	37,010	(15)	*
Beth Welsh	6,029	(16)	*
All directors and executive officers
as a group (20 persons)	1,034,040	(17)	5.89%

NOTES:

*	Less than one-half of one percent
(1)	Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person and (iii) by other persons if the named person has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record or beneficially by the named person.
(2)	The number of shares of common stock used in calculating the percentage of the class owned includes shares of common stock outstanding as of March 3, 2017, and 68,290 shares purchasable pursuant to options exercisable within 60 days of March 3, 2017.
(3)	This total includes 4,643 shares allocated under Peapack-Gladstone’s 401K Plan, 69,717 shares of restricted stock.
(4)	This total includes 688 shares allocated to Mr. Carfora under Peapack-Gladstone's Profit Sharing Plan, 3,083 shares purchased under the Employee Stock Purchase Plan and 39,328 shares of restricted stock.
(5)	This total includes 1,433 shares allocated to Mr. Caspersen under Peapack-Gladstone's Profit Sharing Plan, 3,135 shares purchased under the Employee Stock Purchase Plan, 42,524 shares of restricted stock.
(6)	This total includes 658 shares of restricted stock.
(7)	This total includes 2,997 shares of restricted stock and 5,000 shares purchasable pursuant to options exercisable within 60 days of March 3, 2017.
(8)	This total includes 1,235 shares of restricted stock.

(9)	This total includes 1,767 shares of restricted stock and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 3, 2017.
(10)	This total includes 7,109 shares allocated under Peapack-Gladstone’s 401K Plan, 3,018 shares purchased under the Employee Stock Purchase Plan and 103,136 shares of restricted stock.
(11)	This total includes 1,789 shares owned by Mr. John D. Kissel's wife, 4,224 shares owned by Mr. Kissel's children, 871 shares of restricted stock and 14,310 shares purchasable pursuant to options exercisable within 60 days of March 3, 2017.
(12)	This total includes 1,684 shares owned by Mr. Lamb's wife, 1,071 shares of restricted stock and 14,310 shares purchasable pursuant to options exercisable within 60 days of March 3, 2017.
(13)	This total includes 5,933 shares of restricted stock and 14,310 shares purchasable pursuant to options exercisable within 60 days of March 3, 2017.
(14)	This total includes 8,255 shares owned by Mr. Smith's wife, 1,335 shares owned by Mr. Smith’s management company, 1,143 shares of restricted stock and 14,310 shares purchasable pursuant to options exercisable within 60 days of March 3, 2017.
(15)	This total includes 3,780 shares allocated under Peapack-Gladstone’s 401K Plan, 2,124 shares purchased under the Employee Stock Purchase Plan and 19,167 shares of restricted stock.
(16)	This total includes 1,080 shares of restricted stock and 2,500 shares purchasable pursuant to options exercisable within 60 days of March 3, 2017.
(17)	This total includes 385,876 shares of restricted stock, 68,290 shares purchasable pursuant to options exercisable within 60 days of March 3, 2017 and 25,032 shares held in a margin account.

Stock Ownership Guidelines

In 2016, the Board of Directors updated the Company’s Stock Ownership Guidelines. The Stock Ownership Guidelines apply to the Board of Directors, the Chief Executive Officer and the executive officers of the Company and impose the following requirements:

•	All new members elected to the Board must own a minimum of $10,000 in Company stock at the time of his or her appointment;
•	Directors must maintain five times the amount of the Company annual equity award for service on the Board;
•	The Chief Executive Officer must maintain three times his or her base salary in Company stock; and
•	Executive officers must maintain one time his or her base salary in Company stock.

Individuals can count shares owned in a Company benefit plan towards the stock ownership requirement. There is no set compliance period to meet the guidelines, with the exception of the minimum ownership requirement applicable to new Board members which must be met at the time of a new Board member’s appointment. However, until the guidelines are achieved, individuals will be required to retain 100% of any net shares received through a Company grant under the 2012 Long Term Incentive Plan.

PROPOSAL 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

We believe that our compensation policies and procedures are competitive, are focused on pay-for-performance principles and are strongly aligned with the long-term interests of our shareholders. We also believe that both the Company and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. The proposal described below, commonly known as a “Say on Pay” proposal, gives you, as shareholder of Peapack-Gladstone the opportunity to endorse or not endorse the compensation for our named executive officers by voting to approve or not approve such compensation as described in this proxy statement. We currently hold our “Say on Pay” vote on an annual basis but will be voting on the frequency of future “Say on Pay” votes at the annual meeting.

As part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Congress adopted Section 14A of the Exchange Act, pursuant to which the Board is giving our shareholders this opportunity to approve on an advisory, or non-binding basis, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K. Accordingly, we are asking you to approve the compensation of Peapack-Gladstone’s named executive officers as described under “Compensation Discussion and Analysis” and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement. Your vote is advisory and will not be binding upon the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The following summarizes the backgrounds of the named executive officers.

•	Mr. Kennedy joined the Bank in October 2012 as Chief Executive Officer. He is a career banker with over 39 years of commercial banking experience. Previously, Mr. Kennedy served as Executive Vice President and Market President at Capital One Bank/North Fork and held key executive level positions with Summit Bank and Bank of American/Fleet Bank. Mr. Kennedy has a Bachelor’s Degree in Economics and a MBA from Sacred Heart University in Fairfield, Connecticut.

•	Mr. Carfora joined the Bank in April 2009 as Chief Financial Officer having previously served as a Transitional Officer with New York Community Bank from April 2007 until January 2008 as a result of a merger with PennFed Financial Services Inc. and Penn Federal Savings Bank (collectively referred to as “PennFed”). Prior to the merger, Mr. Carfora served as Chief Operating Officer of PennFed from October 2001 until April 2007 and Chief Financial Officer from December 1993 to October 2001. Mr. Carfora has nearly 37 years of experience, including 34 years in the banking industry. Mr. Carfora has a Bachelor’s degree in Accounting and a MBA in Finance, both from Fairleigh Dickinson University and is a Certified Public Accountant.

•	Mr. Caspersen has nearly 22 years of experience, including 13 years in the banking industry. Mr. Caspersen joined the Bank as Chief Risk Officer in March 2004 and was promoted to General Counsel in May 2006. He was elected to the Board of Directors in April 2012. Mr. Caspersen was named Senior Executive Vice President, Chief Operating Officer and General Counsel in 2013, and was named Senior Executive Vice President, Chief Strategy Officer and General Counsel in March 2017. Prior to joining the Bank, Mr. Caspersen worked in the fields of venture capital, investment banking and corporate law. Mr. Caspersen is a graduate of Harvard Law School and Harvard College.

•	Mr. Babcock joined the Bank in March 2014 as Senior Executive Vice President of the Bank and President of Private Wealth Management. Mr. Babcock has 36 years of experience in commercial and wealth management/private bank businesses in New York City and regional markets through mergers, expansions, rapid growth and periods of significant organizational change. Prior to joining the Bank, Mr. Babcock was the managing director in charge of the Northeast Mid-Atlantic region for the HSBC Private Bank. Mr. Babcock graduated from Tulane University’s A.B. Freeman School of Business and has an M.B.A. from Fairleigh Dickinson University. Mr. Babcock holds FINRA Series 7, 63 and 24 securities licenses.

•	Eric H. Waser joined the bank in February 2015 as Executive Vice President and Head of Commercial Banking at Peapack-Gladstone Bank. He is responsible for the oversight and growth of the Bank’s commercial and industrial lending business. Eric has more than 26 years of experience in financial services and private banking, most recently serving as managing director for Citibank’s East Business Banking Division, which achieved superior growth and risk adjusted returns through his direction. Throughout his career, as president of Mid Atlantic Corporate Banking, CEO-NJ and managing director at Sovereign Bank and executive vice president at Fleet Boston Financial/Nat West Bank, Eric focused on all aspects of Retail and Commercial Banking Segments including: business banking, middle market, large corporate, leveraged lending, and professional services, healthcare and not for profit specialty segments. Mr. Waser holds a Bachelor of Science degree from Indiana University, Kelly School of Business and has taught extensively on advanced credit, sales and leadership training topics and programs.

RECOMMENDATION ON PROPOSAL 2

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION COMMITTEE AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS AND TABULAR AND RELATED NARRATIVE DISCLOSURE INCLUDED IN THIS PROXY STATEMENT.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER
COMPENSATION

We are providing shareholders with the opportunity to cast an advisory vote regarding the frequency of future advisory votes on executive compensation, commonly known as a “Say on Frequency” vote. Under the Dodd-Frank Act and as required by Section 14A(a)(2) of the Exchange Act, our shareholders are entitled to vote on an advisory basis at the annual meeting regarding whether Peapack-Gladstone should hold the shareholder vote to approve the compensation of our named executive officers every one, two or three years.

Because your vote is advisory, it will not be binding upon the Board. However, the Board values the opinions expressed by shareholders in these votes and will take into account the outcome of the vote when determining how frequently it will submit for shareholder vote a proposal seeking advisory approval of the compensation of our named executive officers.

Although we recognize the potential benefits of having less frequent Say on Pay votes, including allowing Peapack-Gladstone additional time to conduct a more detailed review of its pay practices in response to the outcome of shareholder advisory votes, we recognize that the widely adopted standard is to hold Say on Pay votes annually. We also acknowledge current shareholder expectations regarding having the opportunity to express their views on the compensation of Peapack-Gladstone’s executive officers on an annual basis.

In light of prevailing market practice and investor expectations, the Board believes for purposes of this vote that an advisory shareholder vote to approve the compensation of our named executive officers should be held every year. However, it is important to note for purposes of this proposal that you are being asked to vote on one of four choices (every year, every two years, every three years or abstain) and that you are not voting to approve or disapprove the Board’s recommendation.

Pursuant to the Dodd-Frank Act, we are required to submit this proposal to our shareholders at least once every six years. In the future, the Board may in its discretion decide to hold an advisory vote on the frequency of holding a Say on Pay vote more often than once every six years.

RECOMMENDATION ON PROPOSAL 3

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE ON A NON-BINDING BASIS TO HOLD THE ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS EVERY YEAR.

COMPENSATION DISCUSSION AND ANALYSIS

The following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2016 (collectively, the “named executive officers”).

Executive Summary

2016 Financial Highlights and Company Performance

The Compensation Committee of the Board of Directors (“Committee”) believes that the Company, under the leadership and guidance of its CEO and other named executive officers, has been successful in executing its Strategic Plan – “Expanding Our Reach.”

In particular, the Committee noted the following factors, which it believes demonstrated the success of the Company and of the CEO and other named executive officers individually in 2016:

•	For the year ended December 31, 2016, the Company reflected year over year improvement in earnings, revenue, and returns, as shown in the table below:

			2015
(Dollars in millions, except EPS)	2016	2015 As Reported	as considered for compensation determination (A)	Improvement 2016 vs 2015 as considered for compensation determination
Pretax income	$42.74	$32.14	$34.64	$8.10	23%
Net income	$26.48	$19.97	$21.53	$4.95	23%
Diluted earnings per share (EPS)	$1.60	$1.29	$1.39	$0.21	15%
Total revenue	$125.35	$108.17	$108.17	$17.18	16%

Return on average assets	0.72%	0.64%	0.69%	0.03
Return on average equity	8.92%	7.71%	8.31%	0.61
Nonperforming assets as a percent of total assets	0.30%	0.22%	0.22%	0.08

(A)	“2015 as considered for compensation determination” excludes $2.5 million of charges related to the closure of two branch offices. Exclusion of these charges increases pretax income by $2.5 million, net income by $1.6 million, earnings per share by $0.10 per share, ROAA by 0.05%, and ROAE by 0.60%. (2016 included no such charges)

•	At December 31, 2016, the market value of assets under administration (AUA) at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank) increased to $3.7 billion from $3.3 billion at the end of 2015, reflecting growth of 11 percent.
•	Loans at December 31, 2016, including multifamily loans held for sale, totaled $3.31 billion. This reflected net growth of $317 million (11 percent) when compared to the $3.00 billion at December 31, 2015.
•	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest- bearing demand deposits) totaled $3.14 billion at December 31, 2016. This reflected net growth of $496 million (19 percent) when compared to the $2.64 billion at December 31, 2015.
•	Asset quality metrics continued to be strong at December 31, 2016. Nonperforming assets at December 31, 2016 were just $11.8 million, or 0.30 percent of total assets. Total loans past due 30 through 89 days and still accruing were $1.4 million or 0.04 percent of total loans at December 31, 2016.
•	The Company’s capital ratio (total shareholder’s equity to total assets) of 8.36 percent reflected improvement when compared to 8.19 percent at December 31, 2015.

2016 Executive Performance Plan Results

For 2016, overall results were better than our budget/plan for 2016 (“2016 Budget”) as shown in the table below.

			Achievement
		2016	2016 Actual vs
(Dollars in millions, except EPS)	2016	Budget	2016 Budget
Pretax income	$42.74	$32.14	$10.60	33%
Net income	$26.48	$19.93	$6.55	33%
Diluted earnings per share (EPS)	$1.60	$1.20	$0.40	33%
Total revenue	$125.35	$119.48	$5.87	5%

Return on average assets	0.72%	0.55%	0.17
Return on average equity	8.92%	6.84%	2.08

For purposes of the Company’s Executive Performance Plan, Company Performance was measured as follows:

•	Threshold – 85% to 99.99% of “2016 Budget” achievement;
•	Target – 100% to 109.99% of “2015 as considered for compensation determination” achievement;
•	Maximum – 110% and above of “2015 as considered for compensation determination” achievement.

“2015 as considered for compensation determination” (as opposed to “2016 Budget”) was utilized for Target and Maximum performance levels for this year since these earnings were greater than the 2016 budgeted earnings, thus making performance levels more difficult to achieve.

2016 Budget achievement and 2015 as considered for compensation determination achievement are based on pretax income and net income, with consideration given to earnings per share (EPS), return on average assets (ROAA), return on average equity (ROAE), revenue growth, and overall level of nonperforming assets as a percentage of total assets.

After consideration of 2016’s results to budget and to “2015 as considered for compensation determination”, we considered Company’s performance to be rated at maximum under the Executive Performance Plan.

Compensation Philosophy and Program Objectives

The fundamental objective of the Company’s executive compensation program, the elements of which are summarized in the table below, is to fairly compensate our named executive officers at levels appropriate in our market and grant equity compensation to align the interests of our named executive officers with those of our shareholders. Our compensation program is designed to retain and attract qualified executives and motivate such executives to achieve short-term and long-term strategic and operational goals that strengthen our franchise value and ultimately deliver shareholder value. We believe in a pay-for-performance philosophy that appropriately aligns our executives’ total compensation with the performance and value of their contributions and the Company’s ultimate success. In 2016, the Committee continued the Executive Performance Plan (EPP) that was adopted in 2013, which links the named executive officers’ short-term and long-term incentive compensation directly to Company and individual performance. The Executive Performance Plan is the performance-based portion of our compensation package and includes the annual cash bonus, annual equity award, and the Strategic Plan Award (SPA).

Element	Purpose	Link to Performance	Fixed/Performance Based
Salary	Helps attract and retain executives through market-competitive base pay	Changes based on individual and corporate performance	Fixed
Annual Cash Bonus (STI)	Encourages achievement of short-term strategic and financial performance metrics that create long-term shareholder value	Based on achievement of short-term, pre-defined corporate performance objectives and an assessment of individual performance	Performance Based
Annual Equity (LTI)	Encourages achievement of short-term strategic and financial performance metrics that create long-term shareholder value	Based on achievement of short-term, pre-defined corporate performance objectives and an assessment of individual performance	Performance Based
Strategic Plan Award (SPA)	Motivate executives to focus on the achievement of the Company’s high performing long-term strategic planning goals	50% of the awards to the CEO, CFO, COO, and President of Private Wealth Management vest if high performance targets are met by year end 2017	Performance Based
Benefits and Perquisites	Establishes limited perquisites in line with market practice, as well as health and welfare benefits on the same basis as our general employee population	--	Fixed

2016 CEO Compensation Decisions

Mr. Kennedy joined the Company in October 2012 at a base salary of $500,000. He did not receive a base salary increase in 2013, 2014, 2015, or 2016.

Mr. Kennedy received a short-term incentive award (cash) under the EPP of $450,000 for 2016. This award was based on 2016 Company performance (75% weighting) and 2016 individual performance (25% weighting). As described above, Company performance for 2016 was achieved at maximum. Individual performance for 2016 was also rated at maximum. The following includes the significant objectives considered in determining Mr. Kennedy’s individual performance, all of which were met or exceeded: continue to expand our wealth business; continue to expand our C&I lending business; continue to enhance the client experience; continue to drive risk management excellence; continue migration to a private banking model; continue to focus on expanding fee based revenue; continue to enhance communications with shareholders; deliver financial results.

In March 2016, Mr. Kennedy was granted a long-term incentive award (restricted stock) under the EPP of $350,614. This award was based on 2015 Company performance (75% weighting) and 2015 individual performance (25% weighting). Company performance for 2015 was set at the maximum level as results were in excess of 10 percent above the 2015 Budget/Plan. Individual performance for 2015 was set at the target level. See the discussion in our Compensation Discussion and Analysis under “2015 Financial Highlights and Company Performance” and “2015 CEO Compensation Decisions” included in our proxy statement filed on March 17, 2016 for information regarding Company and individual performance for 2015. The calculated amount ($412,500) was then discounted 15% in the discretion of the compensation committee, to arrive at the $350,614. This grant vests in equal increments over three years.

Summary of Key Compensation Compliance Policies

Policy	Description
Stock Ownership	Our directors and NEOs have ownership guidelines.
Clawback	All awards made under the EPP are subject to clawback based on inaccurate financial statements.
No Excise Tax Gross-Ups	During 2013, we eliminated 280G tax gross-up provisions from our executive’s agreements.
Double Trigger CIC Severance	Cash severance is not automatically triggered upon a change-in-control without a corresponding termination.
Double Trigger Equity in CIC	Beginning in 2017, the Committee intends to grant equity which will require a change-in-control along with a corresponding termination in order to trigger an acceleration of equity in the case of a change-in-control.
Anti-Hedging Policy	During 2016, the Committee adopted a prospective policy prohibiting our executives and directors in the future from hedging Peapack shares, including buying or selling puts or calls, short sales, or engaging in any other transaction designed to hedge or offset any decrease in the market value of Peapack’s stock.
Anti-Pledging Policy	During 2016, the Committee adopted a prospective policy prohibiting our executives and directors in the future from holding Peapack shares in a margin account as collateral for a margin loan or otherwise pledging Peapack shares as collateral for a loan.

Roles and Decision Process

The Compensation Committee is responsible for establishing and overseeing policies governing annual and long-term compensation programs for our executives, and for determining executive compensation levels in line with our philosophy. Details of the Committee’s functions are more fully described in its charter, which has been approved by the Board of Directors and is available on our website. The Chair of the Committee regularly reports on Committee actions at the Company’s Board of Directors meetings.

The Committee reviews all compensation components for the Company’s CEO and other named executive officers, including base salary, annual cash and equity incentives, benefits and contracts/arrangements.

Although the Committee makes independent determinations on all matters related to compensation of the named executive officers, certain members of management may be requested to attend or provide input to the Committee. The CEO provides advice to the Committee relative to the compensation of the other named executive officers. The CEO is not present for the discussion by the Committee of his compensation. Other senior officers, such as the Head of Human Capital, General Counsel, and/or the CFO may

provide information and perspective to the Committee as appropriate and/or as requested. The Committee’s independent compensation consultant (McLagan) also provides benchmarking information and advice as appropriate. The Committee makes all of its determinations based on its holistic assessment of the Company’s performance and individual performance and on data provided by management and its independent compensation consultant.

The Committee has the sole authority to retain, terminate, obtain advice from, oversee and compensate its outside advisors, including its independent compensation consultant. The Committee has determined that it has the funding it needs to retain the advisors necessary to carry out its duties effectively. In 2013, the Committee first retained McLagan, an Aon Hewitt (“AON”) Company, as an independent outside compensation consultant. McLagan was retained again for 2016. McLagan’s 2013, 2014, 2015, and 2016 services included peer group development and market benchmarking studies, assisting with the design and subsequent review of the incentive program, and providing insight and best practices with respect to the compensation of our named executive officers as well as the Employment Agreement and Change in Control Agreement for Mr. Kennedy and the Amended Change in Control Agreements for other Executive Officers.

While the Committee seeks independent external perspective, the Committee makes all decisions regarding the compensation of Peapack-Gladstone’s named executive officers.

The Committee reviewed its relationship with McLagan and considered McLagan’s independence in light of all relevant factors, including those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Securities Exchange Act of 1934 and under the applicable Nasdaq listing rules. The Compensation Committee received a report from McLagan addressing its independence, including the following factors: (1) there were no services provided to the Company, other than compensation related consulting by McLagan; (2) fees paid by the Company as a percentage of Aon’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors and a member of the Compensation Committee; (5) any Company stock owned by the senior advisors; and (6) any business or personal relationships between the executives and the senior advisors. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan's senior advisors involved in the engagements did not raise any conflict of interest.

Compensation Review

Understanding the competitive landscape is a key element the Committee considers in making compensation decisions. Each year, the Committee commissions a compensation review by its independent compensation consultant. The purpose of this review is to provide an independent and objective analysis of our total compensation relative to a peer group and industry practices. The Committee utilizes the benchmarking data and best practices information for ongoing monitoring of executive pay relative to market practices and to determine executive compensation.

The foundation for the review is data from a peer group of banks. In late 2015, the committee reviewed benchmarking information provided by McLagan which the Committee used to set 2016 compensation. The peer group for this study was selected by the Committee after considering recommendations from McLagan. The peer group used for executive compensation comparisons consisted of 16 commercial banks. The selection criteria generally included: eastern U.S. commercial banks in metro areas; total assets $1.5 billion to $4.5 billion; non-interest income to total revenue greater than 12.5% or trust and investment revenue greater than $2 million; and nonperforming assets to total assets of less than or equal to 2%. This peer group of 16 banks had median total assets of $2.9 billion (comparable to the Company’s $3.4 billion at December 31, 2015), and median revenue of $108 million (comparable to the Company’s $108 million for 2015).

The peer group consisted of the following 16 banks:

•	American National Bankshares	•	Hudson Valley Holding Corp
•	Arrow Financial Corp.	•	Lakeland Bancorp
•	Bridge Bancorp Inc.	•	Merchants Bancshares Inc.
•	Bryn Mawr Bank Corp.	•	Metro Bancorp Inc.
•	Cardinal Financial Corp.	•	Sandy Spring Bancorp Inc.
•	Century Bancorp Inc.	•	Suffolk Bancorp
•	Chemung Financial Corp.	•	Univest Corp. of Pennsylvania
•	Enterprise Bancorp Inc.	•	Washington Trust Bancorp Inc.

We utilized the 2015 study to set 2016 target compensation for our NEOs. The following salary and estimated total compensation (at target) comparisons were considered by the Committee in determining salaries and total compensation for the named executive officers:

•	The 2015 salaries for the Company’s five named executive officers were 3.7% above the 50th percentile and 8.1% below the 75th percentile of the peer group.

The salaries for the CEO, COO, CFO and EVP, Commercial Banking were 0.4% below the 50th percentile and 14.1% below the 75th percentile of the peer group. The salary for the President of Private Wealth Management was 20.2% above the 50th percentile and 15.7% above the 75th percentile of the peer group.

•	The 2015 estimated total compensation at target for the Company’s five named executive officers were 2.8% above the 50th percentile and 16.8% below the 75th percentile of the peer group.

The estimated total compensation at target for the CEO, COO, CFO and EVP, Commercial Banking were 4.4% above the 50th percentile and 17.1% below the 75th percentile of the peer group. The estimated total compensation at target for the President of Private Wealth Management was 3.4% below the 50th percentile and 15.6% below the 75th percentile of the peer group.

•	The salary for the President of Private Wealth Management is generally above peer group levels as he joined the Company in 2014 with significant experience with much larger financial institutions and the Committee set his salary at levels commensurate with this experience and competitive with the larger institutions.

Say on Pay Consideration

The Committee also considers feedback from our shareholders in making compensation determinations. At the 2016 Annual Meeting, over 72% of votes cast were in favor of the say-on-pay proposal. We view this as a positive endorsement of pay practice. Even in light of this strong support, we continue to monitor our pay alignment and seek ways to improve our compensation program, such as the addition of double trigger, anti-hedging, and anti-pledging policies in 2016.

Elements of Compensation and Decisions

We target our total compensation in a way that is fair and appropriate considering market conditions, peer group comparisons, Company performance, individual performance, as well as our long-term strategic goals. We believe our compensation policies and practices appropriately balance risk against our desire to award competitive compensation and are unlikely to have an adverse effect on our Company. The elements of our compensation include base salary and short-term incentive awards, long-term incentive awards and long-term strategic plan awards under our EPP as highlighted below.

Base Salary

Our named executive officers’ base salaries are set to reflect a combination of factors, including but not limited to, level of responsibility, competitive market, experience, skill-set, and individual performance, as well as the Company’s compensation philosophy and overall performance. We design our base salaries in significant part to retain and attract talented executives who can help drive long-term shareholder value. We believe we must keep our base salaries competitive, within the context of our conservative compensation culture, or risk losing executive talent because the markets in which we operate present current and potential executives with higher-paying alternatives.

The following summarizes the 2015 and 2016 salaries for the Company’s named executive officers:

Named Executive Officer	2015 Base Salary Rate	2016 Base Salary Rate	% Increase
Douglas L. Kennedy President and Chief Executive Officer	$500,000	$500,000	0%
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	$281,376	$281,376	0%
Finn M.W. Caspersen, Jr. Senior EVP, COO and General Counsel (1)	$320,000	$320,000	0%
John P. Babcock Senior EVP, President- Private Wealth Management	$500,000	$500,000	0%
Eric H. Waser EVP, Head of Commercial Banking	$290,000	$290,000	0%

(1)	Mr. Caspersen was named Senior EVP, Chief Strategy Officer and General Counsel, effective March 2017. For purposes of the CD&A he is shown as COO throughout the CD&A section.

Executive Performance Plans

As noted earlier, in 2016 the Committee continued the EPP which was put in place in 2013. The EPP consists of the following three components, as previously described:

•	Short term incentive awards (“STI Awards”) that provide an annual cash incentive opportunity based on achievement of pre-defined Company and individual performance goals;

•	Long term incentive awards (“LTI Awards”) that provide annual restricted stock awards, with three year vesting, based on achievement of pre-defined Company and individual performance goals; and

•	Long term Strategic Plan Award grants (“SPA Grants”) provide restricted stock awards, with five year vesting, that are intended to motivate executives to focus on the achievement of the Company’s high performing long-term strategic planning goals.

The amount of STI Awards, LTI Awards and SPA Grants earned by each named executive officer is dependent on the achievement of both Company goals and individual goals. The following chart depicts the potential for awards granted to each named executive officer under the EPP. The percentages referenced in the chart with respect to the STI Awards (Cash), LTI Awards (Restricted Stock) and the SPA Grants (Restricted Stock) refer to percentages of base salary. The SPA Grants in 2013 for the CEO, CFO and COO and, in 2014 for the President of Private Wealth Management were one-time, intended to cover multiple periods of up to and including the year ended December 31, 2017, as discussed later in this document under “SPA grants”. The EVP, Commercial Banking is eligible to receive an annual SPA Grant, in the set percentage noted below; such grant vests equally over a five year period.

	Goals & Objectives		STI Awards (Cash)			LTI Awards (Stock)			SPA Grants
	Company	Individual	Threshold	Target	Max	Threshold	Target	Max	(Stock)
Douglas L. Kennedy President and Chief Executive Officer	75%	25%	45%	60%	90%	45%	60%	90%	0% (250% granted in 2013)
Jeffrey J. Carfora Senior EVP and Chief Financial Officer	75%	25%	30%	40%	60%	30%	40%	60%	0% (200% granted in 2013)
Finn M.W. Caspersen, Jr. Senior EVP, COO and General Counsel	75%	25%	30%	40%	60%	30%	40%	60%	0% (200% granted in 2013)
John P. Babcock President of Private Wealth Management	50%	50%	30%	40%	60%	30%	40%	60%	0% (200% granted in 2014)
Eric H. Waser EVP, Commercial Banking	50%	50%	23%	30%	45%	23%	30%	45%	30%

In formulating the EPP, the Committee also considered internal policies and relevant guidance from bank regulatory authorities which direct the Committee to ensure that compensation incentive programs do not jeopardize the safety and soundness of the Company or the Bank. To that end, the Committee believes that the EPP and the Company’s other incentive compensation policies:

•	appropriately balance risk and reward;
•	are compatible with effective controls and procedures; and
•	are supported by strong corporate governance, including active oversight by the Committee.

While the Committee adopted the EPP in 2013, it uses the EPP as a general guideline and is not required to award compensation based strictly on the terms of the EPP. Accordingly, the Committee has the absolute discretion to make awards that are less than or greater than awards contemplated by the EPP. The Committee also may change, modify or discontinue the EPP at any time, including during the course of a particular year. The Committee may take into account the following factors:

•	the safety and soundness of the Company;
•	unexpected events that occur during the year;
•	the Company’s performance relative to its peer group;
•	regulatory changes; and
•	extraordinary efforts in achieving non-financial but important strategic goals.

EPP Company Performance

The following table shows the income targets at various levels compared to the actual performance (as adjusted) of the Company and the corresponding Company performance achievement as it relates to payouts for the annual STI (cash) awards in the EPP.

	Threshold (85% of Budget)	Target 2016 Budget	Max (110% of 2015 as considered for compensation determination)	2016 Actual	Company Performance 2016 as % of Budget	Company Performance 2016 as a % of 2015 as considered for compensation determination
Pretax Net Income	27.32	32.14	38.10	42.74	133%	123%
Net Income	16.94	19.93	23.68	26.48	133%	123%
				Average	133%	123%

The Committee also reviewed the Company’s earnings per share (“EPS”), return on average assets (“ROAA”), return on average equity (“ROAE”), revenue growth and overall level of nonperforming assets as a percentage of total assets. After reviewing these measures, the Committee concluded Company performance was achieved at maximum for 2016, as calculated.

Short Term Incentive Awards (Cash)

We paid short term incentive awards (cash) to our named executive officers based on 2016 Company performance and 2016 individual performance. As fully described previously, Company performance for 2016 was rated at maximum. Individual 2016 performance was rated at maximum for the CEO and at maximum or target for each of the other four NEOs. The individual performance of the other four NEOs was determined by the CEO and agreed to by the Compensation Committee. Among other things, the CEO considered performance relative to: specifics relative to each individual’s responsibilities as included in the budget, wherever applicable; specifics relative to each individual’s responsibilities as included in prior year results, wherever applicable; and various goals and targets previously set by the CEO and the individual at the beginning of the fiscal year. The Committee awarded the short term incentives (cash) detailed below.

Named Executive Officer	Short Term Incentive Award (Cash) Paid in 2017
		% of Base Salary
Douglas L. Kennedy	$ 450,000	90%
President and Chief Executive Officer
Jeffrey J. Carfora	$ 168,826	60%
Senior EVP and Chief Financial Officer
Finn M.W. Caspersen, Jr.	$ 176,000	55%
Senior EVP, COO and General Counsel
John P. Babcock	$ 250,000	50%
President of Private Wealth Management
Eric H. Waser	$ 108,750	38%
EVP, Commercial Banking

Long Term Incentive Awards (Restricted Stock)

Our long term incentive awards (restricted stock) are designed to focus our executives on long-term performance and shareholder value. We granted long term incentive awards (restricted stock) to Messrs. Kennedy, Carfora, Caspersen, Babcock, and Waser in March 2016. These awards were based on 2015 Company performance and 2015 individual performance. Company performance for 2015 was at maximum. Individual performance was at the target level See the discussion in our Compensation Discussion and Analysis under “2015 Financial Highlights and Company Performance” and “2015 CEO Compensation Decisions” included in our proxy statement filed on March 17, 2016 for information regarding Company and individual performance for 2015. This grant vests in equal increments over three years. Messrs. Kennedy, Carfora, and Caspersen’s LTI (stock) awards were calculated at $412,500, $154,757, and $176,000, respectively. These calculated amounts were then discounted by 15% at the discretion of the Compensation Committee, to arrive at the amounts shown in the table below.

The following table sets forth the awards of restricted stock granted in March 2016 based on 2015 performance to our named executive officers.

Named Executive Officer	Long Term Incentive Award (Restricted Stock) Granted March 2016 (in Dollars) (1) (2)	Long Term Incentive Award (Restricted Stock) Granted March 2016 (in Shares) (1) (2)	% of
			Base Salary
Douglas L. Kennedy (1)	$ 350,614	20,673	70%
President and Chief Executive Officer
Jeffrey J. Carfora (1)	$ 131,541	7,756	47%
Senior EVP and Chief Financial Officer
Finn M.W. Caspersen, Jr. (1)	$ 149,587	8,820	47%
Senior EVP, COO and General Counsel
John P. Babcock	$ 249,990	14,740	50%
President of Private Wealth Management
Eric H. Waser (2)	$ 195,735	11,541	38%
EVP, Commercial Banking

(1)	Messrs. Kennedy, Carfora, and Caspersen’s LTI (stock) awards were calculated at $412,500, $154,757, and $176,000, respectively. These calculated amounts were then discounted by 15% at the discretion of the Compensation Committee, to arrive at the amounts shown.
(2)	Mr. Waser’s restricted stock grant includes a LTI stock award of $108,747 (6,412 shares) and a Strategic Plan Award (SPA) of $86,988 (5,129 shares).

SPA Grants

As described previously, SPA Grants of restricted stock are intended to motivate executives to focus on the achievement of the Company’s high performing long-term strategic planning goals. For the CEO, CFO, COO, and President of Private Wealth Management the grant is not an annual grant and is expected to cover multiple years up to and including the year ended December 31, 2017: The CEO, COO and CFO received these grants in 2013. The President of Private Wealth Management received his grant in 2014 when he joined the Company. These SPA grants are subject to vesting as follows: 50% of the grant vests in equal increments over a five year period and the remaining 50% vests only if four of five pre-determined high performing annual targets are met for an annual period of time. If the high performing targets are not met by year end 2017, the stock is forfeited. The high performing targets are as follows:

•	ROAA of one percent;
•	ROAE of 12 percent;
•	revenue growth of 15 percent;
•	EPS growth of 15 percent: and
•	nonperforming assets to total assets of less than 1.5 percent of assets.

While we have attained the revenue growth target, EPS growth target, and nonperforming asset target, current projections indicate, we will not be able to generate a one percent ROAA or a 12 percent ROAE by 2017, thus only attaining three of the five high performance targets (vs. four required for performance based vesting). In December 2015, we reversed the accumulated restricted stock expense that had been amortized since grant date.

The EVP, Commercial Banking is eligible to receive an annual SPA grant with a value of 30 percent of his base salary. Such grant time vests equally over a five year period.

Benefits/Other Compensation

The Company provides bank-sponsored insurance and retirement benefit plans to our named executive officers. The benefit packages are designed to assist named executive officers in providing for their financial security.

The Company provides retirement benefits to named executive officers through a combination of plans that are qualified and nonqualified under the Internal Revenue Code of 1986, as amended (the “Code”). The Company has established a qualified defined contribution plan under Section 401(k) of the Code, covering substantially all salaried employees over the age of twenty-one with at least twelve months of service and whose participation is not prohibited by the 401(k) plan. Under the savings portion of the 401(k) plan, employees may contribute up to 15% of their base pay (up to a maximum of $18,000 in 2016) to their elective account via payroll withholding. Annually, the Company makes a matching contribution equal to 50% of the first 6% of an employee’s salary, plus up to an additional 3% employer contribution for all employees, on a discretionary basis. The Committee believes that employees require 401(k) plans, and that to attract and retain able employees the Company must offer these benefits to its employees, including its named executive officers.

The named executive officers receive the same insurance package covering all employees, which includes health, dental, vision, disability and basic group life insurance.

The Company has also purchased bank owned life insurance and entered into a split-dollar plan with the named executive officers and certain other employees to provide current and post-employment life insurance in an amount which ranges from $25,000 to 2.5 times the participant’s annual base salary. A life insurance benefit of 2.5 times a named executive officer’s annual base salary vests if prior to the termination of employment there is a change in control or the named executive officer becomes disabled. A benefit of 2.5 times the named executive officer’s salary is paid if the participant dies while employed by the Company. Named executive officers are also entitled to a vested post-employment life insurance benefit based on years of service and age as of the date of termination of employment. This vested benefit ranges from a minimum of 1.0 times base annual salary at age 50 to a maximum of 2.5 times annual base salary at age 60, in each case after completion of 15 years of service. There is a minimum benefit of $25,000 if the participant does not reach the vesting levels. Bank owned life insurance assists the Company in offsetting the rising costs of employee benefits by providing the Company with current income prior to the death of an insured, and a lump-sum payment upon the death of an insured. The Company owns the cash surrender value of the policies and records the increases in the cash surrender value as income. Upon the death of an insured the Company will receive cash equal to the cash surrender value of the policy and excess life insurance over the amount paid to the insured’s beneficiary. The Committee believes that bank owned life insurance is primarily a good investment for the Company, and secondarily a supplementary life insurance benefit for many of our officers, including our named executive officers.

Change in Control Agreements

In December 2013 we entered into a change in control agreement with Mr. Kennedy, and amended change in control agreements with Mr. Caspersen, and Mr. Carfora. In 2014 we entered into a change in control agreement with Mr. Babcock. Upon his hire in February 2015, we entered into a change in control agreement with Mr. Waser. With the exception of Mr. Waser’s agreement, the terms of each of these agreements are substantially the same among the named executive officers. The agreements each provide for the employment of the named executive officer for a period of three years commencing on the day prior to a change in control (as defined in the agreement). During the three year period in which the agreement is in effect, the executives will each be provided with (i) the same base salary that existed prior to the change in control, (ii) an opportunity for a bonus equal to at least the bonus opportunity in effect immediately prior to the change in control, and (iii) benefits and perquisites at levels generally available to the executive prior to the change in control. If, during such three-year period, the executive resigns for good reason (as defined in the agreement) or is terminated other than for cause (as defined in the agreement) he will be entitled to a lump-sum payment equal to three times his then base salary and the greater of his average bonus amount for the three preceding fiscal years and the bonus paid during the most recent fiscal year. For Mr. Waser, upon a resignation for good reason or a termination for other than cause, he will be entitled to a lump-sum payment equal to two times his then base salary and the greater of his average bonus amount for the three preceding fiscal years and the bonus paid during the most recent fiscal year. Each named executive officer will also be entitled to receive payments from the Company equal to the costs of COBRA continuation life insurance coverage for 18 months following termination of employment. In the event that the total payments following a change in control would require the executive to pay an excise tax under Section 4999 of the Internal Revenue Code, as amended, then the total payments paid to the executive will be the greater of (i) a payment equal to the amount which would not result in the payment of an excise tax by the executive under Section 4999, and (ii) a payment equal to the greatest after tax amount payable to the executive after taking into account any excise tax imposed under Section 4999. The agreements also prohibit the executives from competing against the Company and soliciting the Company’s customers and employees for a one year period following termination of employment. The Committee feels these agreements are necessary to encourage our named executive officers to approach an advantageous merger or acquisition transaction without regard to immediate loss of salary and benefits. The Committee also believes that, given the high degree of consolidation within the banking business, these agreements are necessary to retain and attract talented named executive officers.

Employment Contracts

We are also a party to employment agreements that give the named executive officers certain benefits. These agreements provide, among other things, for eligibility for (i) participation during the employment term in all compensation and employee benefits plans for which any salaried employees of the Company are eligible, (ii) an annual base salary and (iii) bonus payments with respect to each calendar year within the Committee’s discretion. Under these agreements, if a named executive officer’s employment is terminated without cause (at any time preceding the date prior to a change in control), the Company shall pay the executive’s base salary for a period equal to two years from the effective date of such termination. In the event that the Company terminates a named executive officer’s employment for cause or in the event of the named executive officer’s retirement, permanent disability or death, the Company shall pay the named executive officer any earned but unpaid base salary as of the date of termination of employment. The employment agreements also include certain non-compete and non-solicitation provisions. The Committee believes the employment agreements, which are customary in the Company’s competitive market, are important in order to retain and attract talented senior executives.

Income Tax Considerations

Our federal income tax deduction for non-performance based compensation paid to certain of our named executive officers is limited by Section 162(m) of the Code to $1 million annually. Compensation paid to any of them exceeding $1 million is non-deductible for federal income tax purposes unless it is “performance based,” as defined in Section 162(m), meaning generally, that the compensation is based on the executive’s achieving pre-established objective performance goals and paid under a plan pre-approved by our shareholders.

The Committee monitors, and will continue to monitor, the effect of Section 162(m) on the deductibility of the Company’s compensation. The Committee weighs the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, may pay compensation subject to the deductibility limitations of Section 162(m).

COMPENSATION COMMITTEE REPORT

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Peapack-Gladstone’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee

Of the Board of Directors

F. Duffield Meyercord, Chairman

Anthony J. Consi, II

Philip W. Smith, III

EXECUTIVE COMPENSATION

2016 Summary Compensation Table

The following table sets forth compensation information for Peapack-Gladstone’s named executive officers. For a summary of the Committee’s decisions on compensation awarded to our named executive officers in 2016, see the “Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Incentive Compensation Non-Equity ($)(2)	All Other Compensation ($)(3)	Total ($)
Douglas L. Kennedy	2016	500,000	—	350,614	450,000	34,007	1,334,621
President & CEO of	2015	500,000	—	449,979	309,375	29,091	1,288,445
Peapack-Gladstone and the Bank	2014	500,000	112,500	337,493	450,000	42,056	1,442,049

Jeffrey J. Carfora	2016	281,376	—	131,541	168,600	23,902	605,419
Senior Executive	2015	281,376	—	153,825	116,068	23,779	575,048
Vice President and CFO of Peapack- Gladstone and the Bank	2014	256,376	38,456	115,360	153,826	35,629	599,647

Finn M. W. Caspersen, Jr.	2016	320,000	—	149,587	176,000	27,661	673,248
Senior Executive	2015	320,000	—	164,986	132,000	27,606	644,592
Vice President, Chief Operating Officer and General Counsel of Peapack- Gladstone and the Bank	2014	300,000	45,000	135,005	165,000	33,774	678,779

John P. Babcock	2016	500,000	—	249,990	250,000	25,006	1,024,996
Senior Executive	2015	500,000	—	350,000	250,000	23,100	1,123,100
Vice President of Peapack-Gladstone and President of Private Wealth Management (4)	2014	394,231	500,000	1,200,014	250,000	17,433	2,361,678

Eric H. Waser	2016	290,000	—	195,735	108,750	23,851	618,336
Executive Vice President of Peapack-Gladstone and the Bank - Head of Commercial Banking (5)	2015	245,385	—	199,981	108,750	20,205	574,321

(1)	Represents the aggregate grant date fair value of restricted stock awards in accordance with ASC 718, see Note 12 – Stock-Based Compensation of Peapack-Gladstone’s Annual Report on Form 10-K for the year ended December 31, 2016 for additional information on the valuation methodology. These awards were granted under our 2012 Long-Term Stock Incentive Plan, which provides for the award of non-qualified stock options, stock appreciation rights, restricted stock, or restricted stock units to eligible employees, including our named executive officers. The plan provides that grants to eligible employees are determined and approved by the Compensation Committee.

(2)	Amounts represent short term incentive awards (cash) paid in the first quarter of 2017 under our EPP based on 2016 performance achievement.
(3)	The following table itemizes the compensation in this column:

Name	Auto Allowance	Company Contributions to 401(k)	BOLI Premiums
Douglas L. Kennedy	$15,844	$15,900	$2,263
Jeffrey J. Carfora	7,200	15,900	802
Finn M.W. Caspersen, Jr.	11,163	15,900	598
John P. Babcock	7,200	15,900	1,906
Eric H. Waser	7,200	15,900	751

(4)	Mr. Babcock joined the Company in March 2014.
(5)	Mr. Waser joined the Company in February 2015.

2016 Grants of Plan-Based Awards

The following table sets forth additional detail regarding potential amounts paid under the 2012 Long-Term Incentive Plan granted to each named executive officer in 2016.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stocks or Units (#) (2)	Grant Date Fair Value of Stock and Option Awards
Douglas L. Kennedy	3/11/2016	20,673	$350,614
Jeffrey J. Carfora	3/11/2016	7,756	131,541
Finn M.W. Caspersen, Jr.	3/11/2016	8,820	149,587
John P. Babcock	3/11/2016	14,740	249,990
Eric H. Waser (2)	3/11/2016	11,541	195,735

(1)	For all but Mr. Waser, represents restricted stock awards granted under the 2012 Long-Term Stock Incentive (“LTI”) Plan. These awards vest in three equal annual installments commencing with the first anniversary of the grant date subject to continued employment through the applicable vesting date.
(2)	Mr. Waser’s restricted stock award includes a LTI stock award of $108,747 (6,412 shares that vests in three equal annual installments) and a Strategic Plan Award of $86,988 (5,129 shares that vests in five equal annual installments).

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table represents stock options and stock awards outstanding for each named executive officer as of December 31, 2016. The market value of shares that have not vested is calculated using our closing market price of $30.88 as of December 30, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Grant Date	Number of Shares That Have Not Vested		Market Value of Shares That Have Not Vested
Douglas L. Kennedy					1/2/2013	6,812	(1)	$210,355
					12/4/2013	14,197	(1)	438,403
					12/4/2013	35,491	(2)	1,095,962
					3/11/2014	5,894	(3)	182,007
					3/11/2015	14,299	(3)	441,553
					3/11/2016	20,673	(3)	638,382
Jeffrey J. Carfora					1/3/2012	980	(4)	$30,262
					12/4/2013	14,559	(2)	449,582
					12/4/2013	5,824	(1)	179,845
					3/11/2014	2,015	(3)	62,223
					3/11/2015	4,888	(3)	150,941
					3/11/2016	7,756	(3)	239,505
Finn M.W.					1/3/2012	1,003	(4)	$30,973
Caspersen, Jr.					12/4/2013	6,815	(1)	210,447
					12/4/2013	17,036	(2)	526,072
					3/11/2014	2,358	(3)	72,815
					3/11/2015	5,243	(3)	161,904
					3/11/2016	8,820	(3)	272,362
John P. Babcock					3/11/2014	15,409	(3)	$475,830
					3/11/2014	25,681	(2)	793,029
					3/11/2014	3,493	(1)	107,864
					3/11/2015	7,944	(3)	245,311
					12/4/2015	2,934	(3)	90,602
					3/11/2016	14,740	(3)	455,171
Eric H. Waser					3/11/2015	7,626	(1)	$235,491
					3/11/2016	6,412	(3)	$198,003
					3/11/2016	5,129	(1)	$158,384

(1)	The restricted stock vests in five installments, 20% on each anniversary of issuance and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a Change in Control, all shares immediately vest.
(2)	Performance-based restricted stock which will cliff vest in March following the fiscal year in which the Company meets four out of five performance measures as described under “Strategic Plan Award (SPA) Grants” in the Compensation Discussion and Analysis. If the Company does not meet four of the five high-performance measures in 2014, 2015, 2016 or 2017, the shares will be forfeited. As discussed previously, these awards are unlikely to vest. Upon termination of employment by reason of death, disability or upon a

Change in Control, all shares immediately vest, and upon retirement, as defined in the award agreement, the shares will remain outstanding until they either vest or are forfeited in accordance with their terms.
(3)	The restricted stock vests in three annual installments commencing on the first anniversary of issuance and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a Change in Control, all shares immediately vest.
(4)	The restricted stock vests in four installments: 40% on the second anniversary of issuance and 20% each on the next three annual anniversaries, and only if the executive continues to serve as an executive at such applicable vesting date. Upon termination of employment by reason of death, disability or retirement, or upon a Change in Control, all shares immediately vest.

Option Exercises and Stock Vested

The following table represents options exercised and the vesting of restricted stock during 2016.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
	Exercise	On Exercise	Vesting	On Vesting
Name	(#)	($)	(#)	($)
Douglas L. Kennedy	—	$—	12,630	$254,083
Jeffrey J. Carfora	—	—	10,457	200,249
Finn M.W. Caspersen, Jr	444	11,844	10,507	197,617
John P. Babcock	—	—	4,552	82,864
Eric H. Waser	—	—	1,906	32,326

Potential Payments Upon Termination or Change in Control

Peapack-Gladstone and the Bank have entered into employment agreements with the named executive officers, which set forth the terms of employment of the officers and provide for benefits in the event of termination without “cause.” Peapack-Gladstone and the Bank have also entered into change in control agreements with the named executive officers, each of which provide for benefits in the event a termination without “cause” or for “good reason” during a specified period following a merger or acquisition of Peapack-Gladstone. A detailed description of the employment agreements and change-in-control agreements may be found in the Compensation Discussion and Analysis section of this proxy under “Employment Contracts” and “Change In Control Agreements.”

Potential Payments upon Termination or Change in Control

The following table shows the potential payments under each named executive officer’s change-in-control or employment agreement if he had terminated employment with the Company effective December 31, 2016, under each of the following retirement or termination circumstances: (i) death or disability; (ii) voluntary resignation or dismissal for cause; (iii) retirement; (iv) dismissal without cause; and (v) dismissal without cause or resignation for good reason following a change-in-control of Peapack-Gladstone on December 31, 2016. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Compensation and/or Benefits Payable Upon Termination	Death or Disability	Voluntary Resignation or Dismissal For Cause	Retirement	Dismissal Without Cause(no Change in Control) (1) (3)	Dismissal Without Cause or Resignation For Good Reason (following a Change in Control) (1) (2) (3)
Douglas L. Kennedy
Cash Severance	$—	$—	$—	$1,000,000	$2,484,375
Equity Acceleration (4)	3,006,662	—	3,006,662	—	3,006,662
Welfare Benefits Continuation	—	—	—	—	30,434
Life Insurance Benefit (6) (7)	1,250,000	—	—	—	208,510
Reduction in Payment (5)	—	—	—	—	—
Total Benefit	$4,256,662	$—	$3,006,662	$1,000,000	$5,729,981
Jeffrey J. Carfora
Cash Severance	$—	$—	$—	$562,752	$1,192,332
Equity Acceleration (4)	1,112,358	—	1,112,358	—	1,434,036
Welfare Benefits Continuation	—	—	—	—	30,434
Life Insurance Benefit (6) (7)	703,440	—	—	—	102,922
Reduction in Payment (5)	—	—	—	—	—
Total Benefit	$1,815,798	$—	$1,112,358	$562,752	$2,759,724
Finn M. W. Caspersen, Jr.
Cash Severance	$—	$—	$—	$640,000	$1,356,000
Equity Acceleration (4)	1,274,573	—	1,274,573	—	1,274,573
Welfare Benefits Continuation	—	—	—	—	37,669
Life Insurance Benefit (6) (7)	800,000	—	—	—	262,807
Reduction in Payment (5)	—	—	—	—	—
Total Benefit	$2,074,573	$—	$1,274,573	$640,000	$2,931,049
John P. Babcock
Cash Severance	$—	$—	$—	$1,000,000	$2,250,000
Equity Acceleration (4)	2,167,807	—	2,167,807	—	2,167,807
Welfare Benefits Continuation	—	—	—	—	37,669
Life Insurance Benefit (6) (7)	1,250,000	—	—	—	97,981
Reduction in Payment (5)	—	—	—	—	231,480
Total Benefit	$3,417,807	$—	$2,167,807	$1,000,000	$4,321,977
Eric H. Waser
Cash Severance	$—	$—	$—	$580,000	$797,500
Equity Acceleration (4)	591,878	—	591,878	—	591,878
Welfare Benefits Continuation	—	—	—	—	24,484
Life Insurance Benefit (6) (7)	580,000	—	—	—	115,281
Reduction in Payment (5)	—	—	—	—	—
Total Benefit	$1,171,878	$—	$591,878	$580,000	$1,529,143

(1)	The term “cause” generally means (i) willful and continued failure by a named executive officer to perform the officer’s duties, (ii) willful misconduct by the named executive officer which causes material injury to the Company or its successor or (iii) the conviction of a crime, other than a traffic violation, drunkenness, drug abuse, or excessive absenteeism other than for illness.

(2)	The term “good reason” generally means a change in job description, location, compensation or benefits.

(3)	The term “change in control” generally means (i) the acquisition of the Company’s securities representing 30% or more of the voting power of all its securities, (ii) the first purchase of the Company’s common stock pursuant to a tender or exchange offer, (iii) the shareholder approval of (a) a merger or consolidation of the Company into another corporation wherein the other corporation exercises control over the Company, (b) a sale or disposition of all or substantially all of the Company’s assets or (c) a plan of liquidation or dissolution of the Company, (iv) a change in board membership such that over a two year period the directors constituting the Board at the beginning of such period do not constitute two thirds of the Board of the Company or a successor corporation at the end of such period, or (v) a sale of (a) the common stock of the Company following which a person or entity other than the Company or its affiliates owns a majority thereof or (b) all or substantially all of the Company’s assets.

(4)	In 2016, our 2012 Long-Term Stock Incentive Plan was amended to provide for double trigger vesting of equity vesting (the “Amended 2012 Plan”). The Amended 2012 Plan provides that equity awards assumed by any acquiror will vest only upon specified termination events following a change in control. If awards are not assumed by the acquiror, then outstanding awards will vest upon the change in control. With respect to awards assumed by the surviving entity in connection with a change in control, if the grantee’s employment is terminated without cause or, in certain cases, if the grantee resigns for good reason, within two years after the effective date of the change in control, then the grantee’s outstanding options become fully vested; time-based vesting restrictions on outstanding awards lapse; and unless otherwise provided in the agreement, outstanding performance-based will be deemed to have been earned at target, or at a level in excess of target in the Committee’s discretion, and paid on a pro rated basis based upon the length of time the grantee was employed during the performance period. Awards not assumed by the surviving entity will vest in generally the same manner upon the occurrence of the change in control. Under Peapack-Gladstone’s prior equity plans, unvested stock options and restricted stock would immediately vest in the event of a change in control. The value of equity acceleration reported here relates to outstanding awards granted under our prior equity plans and is based on the market price of $30.88 as of December 31, 2016. Named executive officers would have three years from the date of termination following a change in control to exercise the vested options.

(5)	In the event any payments to the named executive officers would exceed the amount that could be received without the imposition of an excise tax under Section 4999 of Code, the payments will be reduced to the extent necessary to ensure that such payments will be limited to the greater of (i) the dollar amount which can be paid to the named executive officers without triggering an excise tax under Section 4999 of the Code, or (ii) the greatest after-tax amount payable to the executive after taking into account any excise tax imposed under Section 4999 of the Code on the total payments.

The greatest after-tax amount payable to the executive after taking into account any excise tax imposed under Section 4999 of the Code on the total payments to Messrs. Kennedy, Carfora, and Caspersen is greater than the dollar amount which can be paid to Messrs. Kennedy, Carfora, Caspersen, and Waser without triggering an excise tax under Section 4999 of the Code. Accordingly, the payments to Messrs. Kennedy, Carfora, Caspersen, and Waser in connection with a termination following a change in control on December 31, 2016 are not subject to a reduction.

The dollar amount which can be paid to Mr. Babcock without triggering an excise tax under Section 4999 of the Code is greater than the greatest after-tax amount payable to the executive after taking into account any excise tax imposed under Section 4999 of the Code on the total payments to Mr. Babcock. Accordingly, the payments to Mr. Babcock in connection with a termination following a change in control on December 31, 2016 are subject to a reduction.

(6)	Peapack-Gladstone has purchased bank owned life insurance and entered into a split-dollar plan with certain named executive officers and certain other employees to provide current and post-employment life insurance in an amount which ranges from $25,000 to 2.5 times the executive’s annual base salary. A life insurance benefit of 2.5 times the executive’s annual base salary vests if the executive becomes disabled prior to the termination of employment. A benefit of 2.5 times the executive’s salary is paid if the executive dies while employed by Peapack-Gladstone.

(7)	The life insurance benefit at dismissal without cause or resignation for good reason following a change in control represents the imputed income from December 2016 through the end of the executive’s plan participation year (calculated on an actuarial basis) under Peapack-Gladstone’s Split-Dollar Plan. Upon a change in control, the executive would vest in the benefit of 2.5 times the executive’s annual base salary.

Equity Compensation Plan Information

The following table shows information at December 31, 2016 for all equity compensation plans under which shares of our common stock may be issued:

			Number of Securities Remaining
			Available for Future Issuance
	Number of Securities	Weighted-Average	Under Equity Compensation
	to be issued upon Exercise	Exercise Price	Plans (Excluding Securities
Plan Category	of Outstanding Options (a)	of Outstanding Options (b)	Reflected in Column (a) (c)

Equity
Compensation
Plans Approved
by Security Holders(1)	179,159	$16.27	1,442,381

Equity
Compensation
Plans not Approved
by Security Holders	N/A	N/A	N/A
Total	179,159	$16.27	$1,442,381

(1)	Amounts reflect securities to be issued under our 2006 Long-Term Stock Incentive Plan, our 2012 Long-Term Stock Incentive Plan and our Employee Stock Purchase Plan and securities remaining available for future issuance under our 2012 Long-Term Stock Incentive Plan and our Employee Stock Purchase Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that Peapack-Gladstone's executive officers, directors and persons who own more than ten percent of a registered class of Peapack-Gladstone's common stock, file reports of ownership and changes in ownership with the SEC. Based upon copies of reports furnished by these insiders of Peapack-Gladstone, all Section 16(a) reporting requirements applicable to insiders during 2016 were satisfied on a timely basis except for one Form 4 (representing six transactions) which was filed late on behalf of Finn M. W. Caspersen, Jr., one Form 4 (representing one transaction) which was filed late on behalf of Richard Daingerfield, one Form 3 and one Form 4 (representing one transaction) which were filed late on behalf of Lisa Chalkan, two Forms 4 (representing three transactions) which were filed late on behalf of Eric Waser and one Form 4 (representing one transaction) which was filed late on behalf of Beth Welsh.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Board of Directors has established a Compensation Committee, which has been charged with overseeing executive compensation practices at Peapack-Gladstone. Members of the Board who served on the Compensation Committee during 2016 were Messrs. Meyercord (Chair), Consi, and Smith. No other relationships besides the one noted above are required to be reported under the rules promulgated by the Securities and Exchange Commission regarding compensation interlocks exist with respect to members of Peapack-Gladstone’s Compensation Committee. All members of the Compensation Committee, or their affiliates, have engaged in loan, deposit or trust transactions with the Bank, as discussed below, in “Transactions with Related Person, Promoters and Certain Control Persons” and under “Director Independence” above.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Peapack-Gladstone uses the same policies and procedures for the review, approval and ratification of related persons transactions as described above under the caption “Director Independence.” In addition to the matters discussed above under the captions “Director Independence” and “Compensation Committee Interlocks and Insider Participation,” directors and officers and their associates were customers of and had transactions with the Bank during the year ended December 31, 2016, and it is expected that such persons will continue to have such transactions in the future. All deposit accounts, loans, and commitments comprising such transactions were made in the ordinary course of business of the Bank on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to Peapack-Gladstone, and, in the opinion of management of Peapack-Gladstone, did not involve more than normal risks of collectability or present other unfavorable features.

REPORT OF THE AUDIT COMMITTEE

To the Board of Directors of Peapack-Gladstone Financial Corporation:

We have reviewed and discussed with management Peapack-Gladstone's audited consolidated financial statements as of and for the year ended December 31, 2016.

We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 1301, adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the independent accountant the independent accountant’s independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the audited financial statements referred to above be included in Peapack-Gladstone's Annual Report on Form 10-K for the year ended December 31, 2016.

The Audit Committee

Anthony J. Consi, II, Chairman
Richard Daingerfield
Edward A. Gramigna, Jr.
James R. Lamb, Esq.
Beth Welsh

March 13, 2017

PROPOSAL 4

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Crowe Horwath LLP as independent registered public accounting firm to examine Peapack-Gladstone’s consolidated financial statements for the fiscal year ending December 31, 2017 and to render other professional services as required. Representatives from Crowe Horwath LLP are expected to be present at the annual meeting to answer questions and they will have the opportunity to speak if desired. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the selection of Crowe Horwath LLP, but is not bound by the vote. If the appointment is not ratified, the Audit Committee will consider whether a different independent registered public accounting firm should be selected.

Aggregate fees for the fiscal years ending December 31, 2016 and December 31, 2015, billed by the Company’s independent registered public accounting firm, Crowe Horwath LLP were as follows:

Type of Service	2016	2015
Audit Fees (1)	$350,000	$290,000
Audit-Related Fees (2)	156,750	181,600
Total	$506,750	$471,600

(1)	These amounts include fees for professional services rendered by Crowe Horwath LLP in connection with the audit of Peapack-Gladstone’s consolidated financial statements and internal control over financial reporting included in Peapack-Gladstone’s Annual Reports on Form 10-K and reviews of the consolidated financial statements included in Peapack-Gladstone’s Quarterly Reports of Form 10-Q.
(2)	Includes fees for procedures related to the offering of subordinated debt and consents for registration statements for 2016 and for Peapack-Gladstone’s commons stock offering and consents for registration statements for 2015.

RECOMMENDATION ON PROPOSAL 4

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWARTH AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2017.

AUDIT COMMITTEE PRE-APPROVAL PROCEDURES

The Audit Committee has adopted a formal policy concerning the pre-approval of audit and non-audit services to be provided by the independent registered public accounting firm to Peapack-Gladstone. The policy requires that all services to be performed by Crowe Horwath LLP, Peapack-Gladstone’s independent registered public accounting firm, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent registered public accounting firm are regularly reviewed in accordance with the pre-approval policy. At subsequent Audit Committee meetings, the Audit Committee receives updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval. All services rendered by Crowe Horwath LLP are permissible under applicable laws and regulations. Each new engagement of Crowe Horwath LLP in 2016 was approved in advance by the Audit Committee.

SHAREHOLDER PROPOSALS

New Jersey corporate law requires that the notice of shareholders' meeting (for either a regular or special meeting) specify the purpose or purposes of such meeting. Thus, any substantive proposals, including shareholder proposals, must be referred to in Peapack-Gladstone's notice of shareholders' meeting for such proposal to be properly considered at a meeting of Peapack-Gladstone.

Proposals of shareholders which are eligible under the rules of the SEC to be included in Peapack-Gladstone's year 2018 proxy materials must be received by the Secretary of Peapack-Gladstone no later than November 17, 2017.

Under the terms of our by-laws, a shareholder who intends to nominate a person for election to our Board or to present an item of business at the 2018 Annual Meeting (other than a proposal submitted for inclusion in our proxy materials) must deliver to the Secretary of Peapack-Gladstone Bank written notice of such business, including the information specified in the by-laws, no earlier than December 26, 2017 and no later than January 25, 2018. Such notice must meet the requirements in our by-laws. If Peapack-Gladstone advances its 2018 Annual Meeting date to a date more than 30 days from the anniversary date of its 2017 Annual Meeting or delay it more than 70 days, then notice by the shareholder to be timely must be delivered not earlier than 90 days prior to the annual meeting date and not later than the close of business 10 days following the day on which the public announcement of the date of the meeting is made. If Peapack-Gladstone changes the date of its 2018 Annual Meeting in a manner that alters the deadline, Peapack-Gladstone will so state under Item 5 of the first quarterly report on Form 10-Q it files with the SEC after the date change or notify its shareholders by another reasonable means.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no business that will be presented for consideration at the meeting other than that stated in this proxy statement. Should any other matter properly come before the meeting or any adjournment thereof, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

WHETHER YOU INTEND TO BE PRESENT AT THE MEETING OR NOT, YOU ARE URGED TO RETURN YOUR SIGNED PROXY PROMPTLY.

By Order of the Board of Directors

F. DUFFIELD MEYERCORD

CHAIRMAN

Bedminster, New Jersey

March 16, 2017

A COPY OF PEAPACK-GLADSTONE'S ANNUAL REPORT FOR THE YEAR-ENDED DECEMBER 31, 2016 CAN BE FOUND, ALONG WITH OUR PROXY STATEMENT, AT http://www.edocumentview.com/PGC, OR IF A REGISTERED SHAREHOLDER REQUESTED A PAPER COPY, IT IS BEING MAILED WITH THIS PROXY STATEMENT. HOWEVER, SUCH ANNUAL REPORT IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND IS NOT DEEMED TO BE A PART OF THE PROXY SOLICITING MATERIAL. In addition, a copy of our PROXY statement OR Annual Report (without exhibits) will be furnished to any REGISTERED shareholder upon written request addressed to FINN M.W. CASPERSEN, JR., CORPORATE Secretary, Peapack-Gladstone Financial Corporation, 500 HILLS DRIVE, P.O. Box 700, BEDMINSTER, New Jersey 07921.

.. + Important Notice Regarding the Availability of Proxy Materials for the Peapack-Gladstone Financial Corporation Shareholder Meeting to be Held on April 25, 2017 Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual shareholders’ meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important! This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and annual report on Form 10-K are available at: www.envisionreports.com/PGC • Easy Online Access — A Convenient Way to View Proxy Materials and Vote When you go online to view materials, you can also vote your shares. Step 1: Go to www.envisionreports.com/PGC to view the materials. Step 2: Click on Cast Your Vote or Request Materials. Step 3: Follow the instructions on the screen to log in. Step 4: Make your selection as instructed on each screen to select delivery preferences and vote. When you go online, you can also help the environment by consenting to receive electronic delivery of future materials. Obtaining a Copy of the Proxy Materials – If you want to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before April 11, 2017 to facilitate timely delivery. 2NOT + 02J24D

.. Shareholder Meeting Notice Peapack-Gladstone Financial Corporation’s Annual Meeting of Shareholders will be held on Tuesday, April 25, 2017 onthe first floor of the headquarters building at 500 Hills Drive, Bedminster, New Jersey, at 2:00 p.m. Eastern Time. The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2 and 4, and 1 year for Proposal 3: 1. Election of Directors. 2. Advisory vote on executive compensation. 3. Advisory vote on the frequency of future advisory votes on the compensation of the Company’s named executive officers. 4. Ratify selection of auditors. PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you. Directions to Peapack-Gladstone Financial Corporation’s Annual Meeting From points North: From points South: • Take I-287 South to exit 22 toward US 202/US 206 N • Take I-287 North to exit 22A US-202/US-206 S toward Pluckemin • Take jughandle on right • Take the exit toward Hills Drive • Turn left on US-202/US-206 S toward Pluckemin • Turn left onto Hills Drive • Take the exit toward Hills Drive • Destination will be on the left • Turn left onto Hills Drive • Destination will be on the left Here’s how to order a copy of the proxy materials and select a future delivery preference: Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below. Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below. If you request an email copy of current materials you will receive an email with a link to the materials. PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials. • Internet – Go to www.envisionreports.com/PGC. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials. • Telephone – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings. • Email – Send email to investorvote@computershare.com with “Proxy Materials Peapack-Gladstone Financial Corporation” in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings. To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by April 11, 2017. 02J24D

.. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 25, 2017. Vote by Internet • Go to www.envisionreports.com/PGC • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 4, and 1 year for Proposal 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 - Finn M.W. Caspersen, Jr. 02 - Dr. Susan A. Cole 03 - Anthony J. Consi, II 04 - Richard Daingerfield 05 - Edward A. Gramigna, Jr. 06 - Douglas L. Kennedy 07 - F. Duffield Meyercord 08 - John D. Kissel 09 - James R. Lamb, Esq. 10 - Philip W. Smith, III 11 - Beth Welsh For Against Abstain 1 Year 2 Years 3 Years Abstain 2. Advisory vote to approve, on a non-binding basis, the 3. Advisory vote on the frequency of future advisory compensation of the Corporation’s named executive officers votes on the compensation of the Company’s as determined by the Compensation Committee. named executive officers. 4. The ratification of the appointment of Crowe Horwath LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02J22D

.. Directions to Peapack-Gladstone Financial Corporation’s Annual Meeting From points North: From points South: • Take I-287 South to exit 22 toward US 202/US 206 N • Take I-287 North to exit 22A US-202/US-206 S toward Pluckemin • Take jughandle on right • Take the exit toward Hills Drive • Turn left on US-202/US-206 S toward Pluckemin • Turn left onto Hills Drive • Take the exit toward Hills Drive • Destination will be on the left • Turn left onto Hills Drive • Destination will be on the left • IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. • + Proxy — Peapack-Gladstone Financial Corporation Notice of 2017 Annual Meeting of Shareholders 500 Hills Drive, Bedminster, New JerseyProxy Solicited by Board of Directors for Annual Meeting – April 25, 2017 John D. Kissel, James R. Lamb and Philip W. Smith, III or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Peapack-Gladstone Financial Corporation to be held on April 25, 2017 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposals 2 and 4, and 1 year for Proposal 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +